Exhibit (a)(1)(A)


                                  FUNDTECH LTD.

              AMENDED OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS
           TO PURCHASE ORDINARY SHARES, PAR VALUE NIS 0.01 PER SHARE,
                         HELD BY CERTAIN EMPLOYEES UNDER
                THE FUNDTECH LTD. OPTION PLANS (AS DEFINED BELOW)
                FOR NEW OPTIONS TO PURCHASE ORDINARY SHARES UNDER
                         THE FUNDTECH LTD. OPTION PLANS

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     THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 11:59 P.M., EASTERN TIME, ON
                  JULY 15, 2002, UNLESS THE OFFER IS EXTENDED.

      (note: the July 15, 2002 date is an extension of the original July 9,
                              2002 expiration date)

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            Fundtech Ltd. ("Fundtech", "we", "our" or "us") is offering to exchange new options under our Option Plans (as defined below) ("new options") for all outstanding unexercised options to purchase our Ordinary Shares with an exercise price in excess of $5.00 per share held by eligible employees (as defined below) of Fundtech and its subsidiaries pursuant to the following plans: the Fundtech Ltd. 1997 Stock Option Plan For Fundtech Corporation (the "1997 U.S. Plan"); The Fundtech Ltd. The 1997 Israeli Share Option Plan (the "1997 Israel Plan"); the Fundtech Ltd. 1999 Employee Option Plan (the "1999 Option Plan") (collectively, the "Option Plans"). In order to be eligible to tender options, on the date you elect to tender your options, you must (i) be employed by Fundtech or one of its subsidiaries, (ii) be on active service with Fundtech or one if its subsidiaries (i.e. not be on a leave of absence which has not been approved by our Chief Financial Officer), and (iii) not be a member of our Board of Directors ("eligible employee"). Subject to the continuous employment, leave of absence and other conditions set forth below, each unexercised option that is properly tendered and accepted (the "tendered options") will be cancelled and exchanged for new options under the Option Plans (or, in the case of United Kingdom residents, possibly under a new United Kingdom qualified plan which we are considering establishing). We are making this offer upon the terms and subject to the conditions set forth in this offer to exchange, the related letter of transmittal and the related notice to withdraw tender (which together, as they may be amended, constitute the "offer"). Unless otherwise indicated, all references to "dollars" or "$" are to the currency of the United States and all references to "NIS" are to the currency of Israel.

            Note that this version of the Offer to Exchange contains changes from the version initially distributed on June 10, 2002, including an extension of the expiration date of the tender offer from July 9, 2002 until July 15, 2002 and additional tax disclosure for residents of the United Kingdom, Singapore and Australia (see Section 14).

            Subject to adjustments for any stock splits, reverse stock splits, stock dividends and similar events ("permitted adjustments"), one Ordinary Share, NIS 0.01 par value per share, will be issued upon the exercise of each new option. Subject to the permitted adjustments described in the preceding sentence, the number of new options to be granted to each eligible employee who participates in the offer will be equal to the number of tendered options received from that employee. However, we will not issue any options exercisable for fractional shares. Instead, we will round down to the nearest whole number. We will grant the new options at the first meeting of our Board of Directors or an appropriate committee thereof held at least six months and one day following the date we cancel the options accepted for exchange, but in no event later than February 15, 2003, unless the offer is extended. To receive the new options, you must, from the date you tender your options through the date on which the new options are to be granted, be continuously (i) employed by Fundtech or one of its subsidiaries, and (ii) on active service with Fundtech or one of its subsidiaries (i.e. you must not be on a leave of absence that has not been approved by our Chief Financial Officer). All tendered options that are accepted by us through the offer will be cancelled as soon as practicable after the date the offer ends. Unless extended, the offer is currently expected to expire on or about July 15, 2002 and we currently intend to cancel options on or about July 18, 2002. According to this schedule, we expect to grant new options on or about January 20, 2003 but in no event later than February 15, 2003, unless the offer is extended.

            You may only tender full option grants. This means if you choose to tender any options that were granted to you on a particular date, you must tender all the options granted to you on that date which have not been exercised as of the expiration of the offer ("option grant"). Partial tenders of an option grant will not be accepted. If you have more than one option grant, tendering any single option grant does not require you to tender any of your other option grants, with the important exception that if you tender any options you must tender all options received by you during the six months prior to the date of cancellation of any of your tendered options.

            This offer is not conditioned upon a minimum number of options being tendered. Participation in the offer is voluntary. This offer is subject to the conditions described in this offer to exchange and in particular in Section 6 below.

            If you tender an option for exchange and we accept your tendered option, we will grant you a new option under one of the Option Plans, all in accordance with this offer. The new option will be evidenced by a new option agreement or certificate representing the number of unexercised shares covered by the tendered options, as adjusted for any stock splits, reverse stock splits, stock dividends and similar events and rounded down to the nearest whole share. The exercise price per share of the new options will be the fair market value on the date of grant, which is generally equal to the last reported sale price per share of our Ordinary Shares on The Nasdaq National Market on the date of grant. Unless you elect to extend the vesting period, each new option will have the same vesting commencement date and vesting schedule as the tendered option for which it was exchanged. You will receive credit for vesting accrued prior to the cancellation of the tendered options and for vesting that would have accrued during the period between the cancellation of the tendered options and the grant of the new options. This means that, unless you elect to vest at a slower rate in order to meet the incentive stock option requirements ($100,000 annual vesting limitation) set forth in Section 13 and subject to permitted adjustments, the total number of new options vested as of the date of grant and on each of the vesting dates thereafter will be equal to the number of options, less any exercises, that would have been vested under the tendered option grant on the respective date had the tendered option grants continued to vest in accordance with their terms. Unless previously terminated pursuant to the terms and conditions of the respective Option Plans and the new option agreement or certificate, each new option granted pursuant to the 1997 U.S. Plan or the 1997 Israeli Plan will expire five (5) years from the date of grant and each new option granted pursuant to the 1999 Option Plan will expire ten (10) years from the date of grant.

            ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THIS OFFER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR OPTIONS FOR EXCHANGE. YOU MUST MAKE YOUR OWN DECISION WHETHER OR NOT TO TENDER YOUR OPTIONS.

            Our Ordinary Shares are quoted on The Nasdaq National Market under the symbol "FNDT." On May 31, 2002, the last reported sale price of the Ordinary Shares on The Nasdaq National Market was $3.96 per share.

            WE RECOMMEND THAT YOU EVALUATE CURRENT MARKET QUOTATIONS FOR OUR ORDINARY SHARES, AMONG OTHER FACTORS, BEFORE DECIDING WHETHER TO TENDER YOUR OPTIONS.

            You should direct questions about this offer or requests for assistance or for additional copies of the offer to exchange, the letter of transmittal or the notice to withdraw tender to Fundtech Ltd., c/o Fundtech Corporation, 30 Montgomery Street, Suite 501, Jersey City, NJ 07320 Attn:
Michael S. Hyman, General Counsel (fax: (201) 946-1685/phone: (201) 946-1100 Ext. 205).

                                    IMPORTANT

            If you wish to tender your options for exchange, you must complete and sign the letter of transmittal in accordance with its instructions, and mail, fax or hand deliver it and any other required documents to Fundtech Ltd., c/o Fundtech Corporation, 30 Montgomery Street, Suite 501, Jersey City, N.J. 07320, Attn: Michael S. Hyman, General Counsel (fax: (201) 946-1685/phone: (201) 946-1100 Ext. 205).

            We are not making this offer to, nor will we accept any tender of options from or on behalf of, option holders in any jurisdiction in which the offer or the acceptance of any tender of options would not be in compliance with the laws of such jurisdiction. However, we may, at our sole discretion, take any actions necessary for us to make this offer to option holders in any such jurisdiction.

            WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED LETTER OF TRANSMITTAL OR THE RELATED NOTICE TO WITHDRAW TENDER. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US. THIS OFFER TO EXCHANGE HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION IN THE UNITED STATES, THE ISRAELI SECURITIES AUTHORITY OR ANY OTHER SECURITIES AUTHORITY, NOR HAS THE U.S. SECURITIES AND EXCHANGE COMMISSION, THE ISRAELI SECURITIES AUTHORITY OR ANY STATE OR OTHER SECURITIES AUTHORITY PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO EXCHANGE. ANY REPRESENTATION TO THE CONTRARY MAY BE A CRIMINAL OFFENSE.

                                TABLE OF CONTENTS

SUMMARY TERM SHEET...........................................................1

RISK OF PARTICIPATING IN THE OFFER...........................................9

INTRODUCTION................................................................10

THE OFFER...................................................................12

   1.   NUMBER OF OPTIONS; EXPIRATION DATE..................................12

   2.   PURPOSE OF THE OFFER................................................13

   3.   PROCEDURES FOR TENDERING OPTIONS....................................14

   4.   WITHDRAWAL RIGHTS...................................................14

   5.   ACCEPTANCE OF OPTIONS FOR EXCHANGE AND ISSUANCE OF NEW OPTIONS......15

   6.   CONDITIONS OF THE OFFER.............................................16

   7.   PRICE RANGE OF ORDINARY SHARES UNDERLYING THE OPTIONS...............18

   8.   SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS............18

   9.   INFORMATION CONCERNING FUNDTECH.....................................27

   10.  INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND
        ARRANGEMENTS CONCERNING THE OPTIONS.................................28

   11.  STATUS OF OPTIONS ACQUIRED BY US IN THE OFFER; ACCOUNTING
        CONSEQUENCES OF THE OFFER...........................................28

   12.  LEGAL MATTERS; REGULATORY APPROVALS.................................29

   13.  MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF EXCHANGE OF
        OPTIONS.............................................................29

   14.  TAX CONSEQUENCES FOR EMPLOYEES WHO ARE NON-U.S. TAX RESIDENTS.......30

   15.  EXTENSION OF OFFER; TERMINATION; AMENDMENT..........................34

   16.  FEES AND EXPENSES...................................................35

   17.  ADDITIONAL INFORMATION..............................................35

   18.  MISCELLANEOUS.......................................................36

SCHEDULE A  INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS
OF FUNDTECH................................................................A-1

SCHEDULE B  SUMMARY FINANCIAL STATEMENTS...................................B-1

                               SUMMARY TERM SHEET

            The following are answers to some of the questions that you may have about this offer. We urge you to read carefully the remainder of this offer to exchange, the accompanying letter of transmittal and notice to withdraw tender because the information in this summary is not complete, and additional important information is contained in the remainder of this offer to exchange, the letter of transmittal and the notice to withdraw tender. We have included section references to the remainder of this offer to exchange where you can find a more complete description of the topics in this summary.

WHAT SECURITIES ARE SOUGHT IN THE OFFER?

            We are offering to exchange new options under our Option Plans for all (or a lesser number of options that eligible employees properly tender) outstanding, unexercised options, whether or not vested, held by eligible employees under our Option Plans. (See Section 1)

WHO IS ELIGIBLE TO PARTICIPATE?

            In order to tender options, you must, on the date you elect to tender, (i) be employed by Fundtech or one of our subsidiaries, or on a leave of absence which has been approved by our Chief Financial Officer, and (ii) not be a member of our Board of Directors.

            As discussed below in Sections 1 and 5, we will grant the new options at the first meeting of our Board of Directors or an appropriate committee thereof held at least six months and one day following the date on which we cancel the options accepted for exchange, but in no event later than February 15, 2003, unless the offer is extended. If you are not continuously employed by Fundtech or one of its subsidiaries (for any reason, including termination for cause, due to economic conditions or otherwise) or not continuously on active service (i.e., you are on a leave of absence that has not been approved by the Chief Financial Officer during any portion of the period) with Fundtech or one of its subsidiaries from the date on which you tender your options through the date on which we are to grant the new options, you will not receive any new options. Once we have accepted your tendered options, they will be cancelled and no other consideration will be paid, even if you cease to be eligible to receive new options. (See Sections 1 and 5)

WHAT ARE THE CONDITIONS TO THE OFFER?

            The offer is not conditioned upon a minimum aggregate number of options being tendered by the eligible employees. However, you may only tender entire option grants (i.e. all options that were granted to you on any particular day and that have not been exercised as of the expiration of the offer). No partial option grants will be accepted for exchange. In addition, if you tender any option grants then you must tender all option grants received by you during the six months prior to the earliest date of cancellation of any of your tendered options. Participation in the offer is voluntary. The offer and the issuance of new options are subject to a number of other conditions, including, among others, changes in accounting principles, lawsuits challenging the tender offer, third-party tender offers for our Ordinary Shares, other merger or acquisition proposals and changes in your employment status with us. These and various other conditions and the impact thereof are more fully described in Section 6 below.

WHY IS THE OFFER BEING MADE?

            We believe that stock option grants improve employee retention and provide incentive for high individual performance. Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our Ordinary Shares as reported on The Nasdaq National Market and thus provide little, if any, incentive to eligible employees. We believe that these options are unlikely to be exercised in the foreseeable future. By offering eligible employees the opportunity to exchange outstanding options for new options with an exercise price equal to the fair market value of our Ordinary Shares on the grant date of the new options and with an expiration date of five (5) years from the date of grants under the 1997 U.S. Plan and under the 1997 Israel Plan and ten (10) years from the date of grants under the 1999 Option Plan, we seek to improve performance incentives for eligible employees. We believe that owning options that may have a greater potential over time to increase in value better aligns the interests of the eligible employees with those of the shareholders and is more likely to lead to an increase in shareholder value. (See Section 2)

WHY DON'T WE SIMPLY REPRICE THE CURRENT OPTIONS?

            "Repricing" existing options would result in variable accounting for all such options. Financial reporting under variable accounting would require us to adjust compensation expense each quarter until such repriced options were exercised, cancelled or expired. The higher the market value of our Ordinary Shares, the greater the compensation expense we would have to record. By deferring the grant of the new options for at least six months and one day, we believe that we will not have to treat the new options as variable awards.

WHY CAN'T I JUST BE GRANTED MORE OPTIONS WITHOUT HAVING MY ELIGIBLE OPTIONS CANCELLED?

            We have a limited pool of options available for grant to our employees. We currently have fewer options available under the Options Plans than we are proposing to grant in exchange for the eligible options. Without cancellation of outstanding eligible options and based on current other commitments, we would have to offer the eligible employees fewer new options than is being proposed under the current offer. In addition, other commitments and the grant of a significant number of additional options to eligible employees, without the cancellation of outstanding eligible options, would leave us with fewer options available under the Option Plans than management believes are necessary for future grant to current and future employees of Fundtech and our subsidiaries. Because the outstanding eligible options are, to a large extent, "underwater" (i.e., the exercise prices of such options are greater than the current trading price for our Ordinary Shares), we have determined that it is in the best interest of Fundtech and our shareholders to offer this exchange program as designed.

ARE EMPLOYEES OUTSIDE THE UNITED STATES ELIGIBLE TO PARTICIPATE?

            Yes. Subject to the terms and conditions of the offer, all eligible employees outside the United States holding options granted pursuant to the Option Plans are eligible to participate. However, we are not making this offer to, nor will we accept any tender of options from or on behalf of, option holders in any jurisdiction in which the offer or the acceptance of any tender of options would not be in compliance with the laws of such jurisdiction. We reserve the right, at our sole discretion, to take any actions necessary for us to make this offer to option holders in any such jurisdiction. If you are a resident for tax purposes of a jurisdiction outside of the United States, please be sure to read Section 14, which discusses certain tax issues for non-U.S. tax residents.

HOW MANY NEW OPTIONS WILL I RECEIVE IN EXCHANGE FOR MY TENDERED OPTIONS?

            Subject to the terms of this offer and as adjusted for any stock splits, reverse stock splits, stock dividends and similar events, we will grant you new options to purchase the same number of Ordinary Shares as would be issuable under the tendered options. We will not issue any options exercisable for fractional shares. Instead, we will round down to the nearest whole share. For example, if you tender options to purchase 100 Ordinary Shares that we accept for exchange, and the other conditions required for the issuance of new options are met, you will receive options to purchase 100 Ordinary Shares. Except as set forth in the following two sentences, all new options will be granted pursuant to one of the Option Plans and will be subject to the terms and conditions of the respective Option Plan and a new option agreement or certificate. Our Board of Directors is currently investigating the possibility of establishing, either as a sub-plan to the 1999 Plan or as a separate stock option plan, a stock option plan approved by the United Kingdom Inland Revenue. If (i) we decide to establish such a plan, (ii) the plan is approved by our shareholders and (iii) the plan is qualified by the United Kingdom Inland Revenue, we will issue to United Kingdom residents new qualified options under that plan, subject to applicable tax limitations (discussed in greater detail in Section 14), with the remainder of the United Kingdom options being issued under the 1999 Plan. If required by us, you must execute a new option agreement before receiving your new options. (See Sections 1 and 5)

WHEN WILL I RECEIVE MY NEW OPTIONS?

            We will grant the new options at the first meeting of our Board of Directors or an appropriate committee thereof held on or about the first business day that is at least six months and one day after the date on which we cancel the options accepted for exchange, but in no event later than February 15, 2003, unless the offer is extended. For example, if we cancel tendered options on July 18, 2002, which is the day we anticipate canceling tendered options, we currently expect the grant date of the new options will be on or about January 20, 2003. If you are not continuously employed by Fundtech or one of its subsidiaries (for any reason, including termination for cause, due to economic conditions or otherwise) or not continuously on active service (i.e., you are on a leave of absence that has not been approved by the Chief Financial Officer during any portion of the period) with Fundtech or one of its subsidiaries from the date on which you tender your options through the date on which we are to grant the new options, you will not receive any new options. (See Sections 3 and 5)

WHY WON'T I RECEIVE MY NEW OPTIONS IMMEDIATELY AFTER THE EXPIRATION DATE OF THE OFFER?

            If we were to grant the new options on any date that is earlier than six months and one day after the date on which we cancel the options accepted for exchange, we would be required to treat the new options as variable awards for financial reporting purposes. This means that we would be required to record the non-cash accounting impact of increases and decreases in the price of our Ordinary Shares on the new options as a compensation expense against our earnings. We would have to continue this variable accounting for the new options until they were exercised, forfeited or terminated. The higher the market value of our Ordinary Shares, the greater the compensation expense we would have to record. By deferring the grant of the new options for at least six months and one day, we believe that we will not have to treat the new options as variable awards. (See Section 11)

IF I TENDER OPTIONS IN THE OFFER, WILL I BE ELIGIBLE TO RECEIVE OTHER OPTION GRANTS BEFORE I RECEIVE MY NEW OPTIONS?

            If we accept options that you tender in the offer, you may not receive any other option grants before you receive your new options. We may defer the grant of other options for which you would otherwise be eligible until the grant date for your new options. The reason we would defer the grant of these other options to you is that we could incur compensation expense against our earnings because of accounting rules that would apply to the interim option grants. If we determine that we would incur this compensation charge as a result of interim option grants, we will defer the interim option grants. (See Section
11)

WILL I BE REQUIRED TO GIVE UP ALL MY RIGHTS TO THE CANCELLED OPTIONS?

            Yes. Once we have accepted options tendered by you, your options will be cancelled and you will no longer have any rights under the cancelled options. (See Sections 5 and 11)

WHAT WILL THE EXERCISE PRICE OF THE NEW OPTIONS BE?

            The exercise price per share of the new options will be the fair market value on the date of grant, which is generally equal to the last reported sale price per share of our Ordinary Shares on The Nasdaq National Market on the date of grant. Accordingly, we cannot predict the exercise price of the new options. On May 31, 2002, the last reported sale price of our Ordinary Shares on The Nasdaq National Market was $3.96 per share. Because we will not grant new options until at least six months and one day after the date on which we cancel the options accepted for exchange, the new options may have a higher exercise price than some or all of your current options. We recommend that you evaluate current market quotations for our Ordinary Shares, among other factors, before deciding whether to tender your options.

            If our Ordinary Shares are not quoted on The Nasdaq National Market, or if they are regularly quoted without selling prices by a recognized securities dealer, the fair market value of the Ordinary Shares on the date of grant will be the mean between the high bid and low asked prices on that date (or if no bids occurred on the date of grant, on the last trading day prior to the date of grant). In the absence of an established market for our Ordinary Shares, the Board of Directors will determine in good faith the fair market value of the Ordinary Shares. (See Sections 7 and 8)

AFTER THE GRANT OF MY NEW OPTIONS, WHAT HAPPENS IF THE MARKET PRICE OF FUNDTECH'S ORDINARY SHARES GOES BELOW THE EXERCISE PRICE FOR THOSE NEW OPTIONS?

            In deciding whether to participate and tender your options, you should take into account that this is a unique offer. We are neither providing nor are we in a position to provide any assurances or predictions as to the market price of our Ordinary Shares at any time in the future.

WHEN WILL THE NEW OPTIONS VEST?

            New options will have the same vesting commencement date and vesting schedule as the options for which they are exchanged. You will receive credit for vesting accrued prior to the cancellation of the tendered options and for vesting that would have accrued during the period between the cancellation of the tendered options and the grant of the new options. This means that, unless you elect to vest at a slower rate in order to meet the incentive stock option requirements ($100,000 annual vesting limitation) set forth in Section 13 and subject to permitted adjustments, the total number of new options vested as of the date of grant and on each of the vesting dates thereafter will be equal to the number of options, less any exercises, that would have been vested under the tendered option grant on the respective date had the tendered option grants continued to vest in accordance with their terms.

            By way of illustration, assume that (i) an eligible employee tenders options to purchase 4,000 Ordinary Shares that vest at the rate of 500 options every six months; (ii) at the time the tendered options are cancelled, 2 years and 7 months have passed since the date of grant of the tendered option; and
(iii) the new options to purchase 4,000 are granted six months and one day after cancellation of the tendered options. Under these assumptions (i) 2,500 options were vested on the date of cancellation; (ii) 3,000 (or an additional 500) of the new options will be vested on the date of grant (because they would have vested on the three-year anniversary of the initial grant, which occurred during the interim period between the cancellation of the old options and the grant of the new ones); and (iii) 3,500 (or an additional 500) of the new options will be vested four months and twenty-nine days after the date of grant, with the remaining 500 new options vesting six months after that. (See Section 8)

DOES THE NEW GRANT DATE OF THE NEW OPTIONS MEAN THAT I WOULD HAVE TO WAIT A LONGER PERIOD BEFORE I CAN PURCHASE ORDINARY SHARES UNDER MY OPTIONS?

            You may exercise an option (i.e., purchase Ordinary Shares under an option) only after the option has vested. The new options will have the same vesting commencement date and the same vesting schedule as the options for which they are exchanged. In addition, employees receiving new options will receive full vesting credit during the period from the date of cancellation through the date the new options are granted. Therefore, unless the employee elects a slower vesting schedule in order to meet the incentive stock option requirements ($100,000 annual vesting limitation) set forth in Section 13, the total number of new options, once issued, that are vested on any given date will be equal to the total number of options, less any exercises, that would have been vested on that date under the options for which they were exchanged.

            You will not be able to exercise tendered options once they have been cancelled. You will not be able to exercise new options until they are granted. Accordingly, from the date the tendered options are cancelled through the date the new options are granted, there will be a period during which you will not be able to purchase Ordinary Shares, either under the cancelled options or under the new options, that could otherwise have been purchased under the tendered options had they not been cancelled.

            In addition, if for any reason, you are not continuously employed by Fundtech or one of our subsidiaries or on a leave of absence that has been approved by our Chief Financial Officer from the date on which you tender options through the date on which we grant the new options, you will not receive any new options or other consideration in exchange for your tendered options that have been accepted for exchange and cancelled. (See Section 8)

WHAT IF THERE IS A STOCK SPLIT FROM THE TIME WE ACCEPT YOUR TENDERED OPTIONS PRIOR TO THE GRANT DATE OF NEW OPTIONS?

            If, at any time from the date on which we accept your tendered options until the date on which we grant you new options, there is a change in our capitalization (such as a stock dividend, stock split, combination or exchange of shares, recapitalization or any other similar event) which results in an increase or decrease in the number of issued and outstanding shares, then an appropriate adjustment will be made to the exercise price of the new option and to the number of Ordinary Shares issuable upon exercise of each new option granted.

WHAT IF THERE IS AN INVOLUNTARY LIQUIDATION OR FUNDTECH ENTERS INTO A MERGER OR OTHER SIMILAR TRANSACTION FROM THE TIME I TENDER OPTIONS PRIOR TO THE GRANT DATE OF THE NEW OPTION?

            In the event that, at any time from the date on which we accept your tendered options until the date on which we are to grant you new options, an involuntary dissolution or involuntary liquidation of Fundtech occurs, you will not be entitled to receive new options. In the event that, at any time from the date on which we accept your tendered options until the date on which we are to grant you new options, an acquisition or merger with or into another corporation or any similar event occurs, we reserve the right to take any actions that we deem necessary or appropriate to complete any such transaction that our Board of Directors believes is in the best interest of Fundtech and our shareholders. Such action could include terminating your right to receive new options under this offer in which case, unless otherwise determined by our Board of Directors or by the acquiror, eligible employees who have tendered options that have been accepted by us for cancellation pursuant to this offer would not receive either options to purchase securities of the acquiror or any other consideration for their tendered options. (See Sections 2, 6 and 8)

            You should be aware that a proposed or consummated acquisition or merger or similar transaction could have a substantial effect on our share price, including the possibility for substantial appreciation in the price of our Ordinary Shares. Depending on the structure of this type of transaction, tendering option holders might be deprived of any further price appreciation in the Ordinary Shares associated with the new options. For example, if our Ordinary Shares were acquired in a cash merger, the fair market value of our Ordinary Shares, and hence the price at which we grant the new options, could be a price at or near the cash price being paid for the Ordinary Shares in the transaction, yielding limited or no financial benefit to a recipient of the new options. In addition and subject to the foregoing, in the event of an acquisition of Fundtech for stock, tendering option holders might receive options to purchase shares of a different issuer.

WILL MY NEW OPTIONS BE EXERCISABLE FOR A SECURITY THAT IS TRADED ON THE NASDAQ NATIONAL MARKET?

            Your outstanding options under the Option Plans are exercisable for our Ordinary Shares, which currently are traded on The Nasdaq National Market. Companies listed on The Nasdaq National Market are required to maintain a number of eligibility requirements in order for our ordinary shares to remain listed on The NASDAQ National Market. These eligibility requirements include the requirement that our Ordinary Shares have a minimum bid price of at least $1.00 per share. Under other requirements, we are required to: (i) maintain net tangible assets of at least $4,000,000 (the "Net Assets Test") or maintain a stockholder's equity of at least $10,000,000, (ii) have at least 750,000 shares held by persons or entities other than officers, directors and beneficial holders of more than 10% of our Ordinary Shares (the "Public Float"), (iii) have an aggregate market value of Public Float of at least $5,000,000, (iv) have at least two market makers and (v) have at least 400 shareholders who hold at least 100 Ordinary Shares (the foregoing requirements are collectively referred to as the "Maintenance Standards"). As of November 1, 2002, the Net Assets Test will no longer be one of the Maintenance Standards, and, as a result, we will be required to maintain stockholder's equity of at least $10,000,000, as well as to comply with the remaining Maintenance Standards, in order to remain listed in The Nasdaq National Market. We currently meet or exceed these thresholds, although we can provide no guarantees that we will continue to do so or that our Ordinary Shares will be listed on The Nasdaq National Market when the new options are granted.

IF I CHOOSE TO TENDER AN OPTION, DO I HAVE TO TENDER ALL OF MY OPTION SHARES?

            You may have been granted options on more than one occasion. All of the options received by you on a single day are treated as a single option grant. If you choose to tender any options received by you on a particular day, you must tender the entire unexercised portion of that grant, whether or not vested. Partial tenders of a given option grant will not be accepted. If you have more than one option grant, tendering any single option grant does not require that you tender any of your other option grants, with the important exception that you will be required to tender all option grants received by you during the six months prior to the date of cancellation of your tendered option. (See Section 5)

IF I TENDER AN OPTION THAT HAS BEEN PARTIALLY OR FULLY EXERCISED, WILL I RECEIVE A NEW OPTION REPLACING SHARES ISSUED UPON THE EXERCISE?

            We are offering to exchange new options for outstanding, unexercised options with an exercise price in excess of $5.00 per share. Option grants that are tendered that have been partially exercised will be accepted only with respect to the number of options remaining outstanding (i.e. that have not been exercised). (See Section 5)

WILL I HAVE TO PAY TAXES IF I EXCHANGE MY OPTIONS IN THE OFFER?

            We believe that the exchange will be treated as non-taxable for U.S. federal income tax purposes, and that U.S. citizens and residents who exchange outstanding options for new options should not be required to recognize income for U.S. federal income tax purposes either at the time of the surrender of outstanding options or at the time of grant of the new options. HOWEVER, WE ARE NOT IN A POSITION TO PROVIDE TAX ADVICE, AND WE STRONGLY RECOMMEND THAT YOU CONSULT WITH YOUR TAX ADVISOR TO DETERMINE THE TAX CONSEQUENCES TO YOU OF THIS OFFER. (See Section 13)

            Tax residents of jurisdictions other than the U.S. may have different consequences and should refer to Section 14 below for a discussion of tax consequences of participating or declining to participate in this offer. We believe that the exchange will be a taxable event for tax residents of Australia (see Section 14 below). We believe that the exchange will be treated as non-taxable for tax residents of the United Kingdom and Singapore and that tax residents of the United Kingdom and Singapore should not be required to recognize income either at the time of the surrender of outstanding options or at the time of grant of the new options. HOWEVER, WE ARE NOT IN A POSITION TO PROVIDE TAX ADVICE, AND WE STRONGLY RECOMMEND THAT YOU CONSULT WITH YOUR OWN TAX ADVISOR TO DETERMINE THE TAX CONSEQUENCES OF PARTICIPATING OR DECLINING TO PARTICIPATE IN THE OFFER. (See Section 14)

IF MY CURRENT OPTIONS ARE INCENTIVE STOCK OPTIONS, WILL MY NEW OPTIONS BE INCENTIVE STOCK OPTIONS?

            If you are a United States tax resident, your new options will be granted as incentive stock options to the extent that they qualify as incentive stock options under the tax laws in effect on the date of grant of the new options, including the $100,000 limit discussed below in Sections 8 and 13. New options will be treated as non-qualified options to the extent such new option exceeds the $100,000 limit discussed below in Sections 8 and 13. Where applicable, you will be given the opportunity to elect to extend the vesting schedule of your new options so as not to exceed the $100,000 limit. New options granted to tax residents of the United Kingdom, Australia and Singapore will have favored tax treatment to the extent that plans have been qualified by the requisite government authorities and to the extent provided under the laws of the applicable jurisdiction (see Section 14 for further discussion).

WHAT HAPPENS TO OPTIONS THAT I CHOOSE NOT TO TENDER OR THAT ARE NOT ACCEPTED FOR EXCHANGE?

            Options that you choose not to tender for exchange or that we do not accept for exchange will remain outstanding in accordance with their terms. You should consult your tax advisor prior to deciding whether to participate in the exchange to determine the tax status of options that remain outstanding and the tax consequences of exercising such options and disposing of the Ordinary Shares received upon exercise. (See Sections 13 and 14)

WHEN WILL MY NEW OPTIONS EXPIRE?

            At our next annual meeting of the shareholders, we currently intend to submit a proposal to reduce the number of options that may be granted and the number of Ordinary Shares issuable upon exercise of those options under the 1997 U.S. Plan and the 1997 Israel Plan by an amount equal to or exceeding the number of tendered options cancelled pursuant to this offer. The proposal will also seek to increase the number of options that may be granted and the number of Ordinary Shares issuable upon exercise of those options under the 1999 Option Plan by an amount equal to or exceeding the number of tendered options cancelled pursuant to this offer. If the proposal is adopted by the shareholders, all new options will be granted under the 1999 Option Plan. If the proposal is rejected by the shareholders, all new options will be granted under the same plan as the options for which they were exchanged.

            New options granted under the 1997 U.S. Plan or under the 1997 Israel Plan will expire upon the earlier of (i) five years from the date of grant of the new option, or (ii) the termination of your employment with us, subject to the terms of the relevant Option Plans and the new option agreement(s) or certificate(s).

            New options granted under the 1999 Option Plan will expire upon the earlier of (i) ten years from the date of grant of such new option, or (ii) the termination of your employment with us, subject to the terms of the relevant Option Plans and the new option agreement(s) or certificate(s).

WHEN DOES THE OFFER EXPIRE? CAN THE OFFER BE EXTENDED, AND IF SO, HOW WILL I BE NOTIFIED IF IT IS EXTENDED?

            The offer expires on July 15, 2002, at 11:59 p.m., eastern time, unless it is extended by us. We may, in our sole discretion, extend the offer at any time, but we cannot assure you that the offer will be extended or, if extended, for how long. If the offer is extended, we will make a public announcement of the extension no later than 9:00 a.m., eastern time, on the next business day following the previously scheduled expiration of the offer period. (See Sections 1 and 15).

HOW DO I TENDER MY OPTIONS?

            If you decide to tender your options, you must deliver by mail, fax or hand delivery, before 11:59 p.m., eastern time, on July 15, 2002, a properly completed and duly executed letter of transmittal and any other documents required by the letter of transmittal to Fundtech Ltd., c/o Fundtech Corporation, 30 Montgomery Street, Suite 501, Jersey City, N.J. 07320, Attn:
Michael S. Hyman, General Counsel (fax: (201) 946-1685/phone: (201) 946-1100 Ext. 205).

            If we extend the offer beyond that time, you must deliver these documents before the extended expiration of the offer.

            We reserve the right to reject any or all tenders of options that we determine are ineligible, from ineligible employees, are not timely tendered or are not in appropriate form or that we determine are unlawful to accept. Subject to our rights to extend, terminate and amend the offer and to reject tenders of options that are ineligible, from ineligible employees, are not timely tendered, are not appropriate in form or are unlawful for us to accept, we currently expect that we will accept all such properly tendered options promptly after the expiration of the offer. (See Section 3)

DURING WHAT PERIOD OF TIME MAY I WITHDRAW PREVIOUSLY TENDERED OPTIONS?

            You may withdraw the tender of your options at any time before 11:59 p.m., eastern time, on July 15, 2002. If we extend the offer beyond that time, you may withdraw the tender of your options at any time until the extended expiration of the offer. In addition, if we do not accept your tendered options for exchange before 11:59 p.m., eastern time, on August 6, 2002, the fortieth business day from the commencement of this offer, you may withdraw the options you have tendered at any time after August 6, 2002 but prior to our accepting the tendered option. If the offer is extended by us beyond August 6, 2002, you may withdraw your tendered options at any time until we accept your options for tender. If we extend the offer, we may not accept the tender of your options until the extended expiration of the offer. To withdraw tendered options, you must deliver by mail, fax or hand delivery prior to the expiration time and date, a properly completed and duly executed notice to withdraw tender, to Fundtech Ltd., c/o Fundtech Corporation, 30 Montgomery Street, Suite 501, Jersey City, N.J. 07320, Attn: Michael S. Hyman, General Counsel (fax: (201) 946-1685/phone: (201) 946-1100 Ext. 205). (See
Sections 3 and 4)

AFTER I WITHDRAW TENDERED OPTIONS, CAN I CHANGE MY MIND AND DECIDE TO TENDER MY OPTIONS?

            After withdrawal of tendered options, you may change your mind and decide to tender your options at any time before the offer expires at 11:59 p.m., eastern time, on July 15, 2002. If we extend the offer beyond that time, you may decide to tender options at any time until the extended expiration of the offer. Once you have withdrawn tendered options, you may re-tender those options only by again submitting a letter of transmittal, in accordance with the delivery procedures for an initial tender of options, that is clearly dated after the related notice to withdraw tender. (See Sections 3 and 4)

HOW WILL FUNDTECH'S ACCEPTANCE OF THE OFFER BE COMMUNICATED?

            Promptly after July 15, 2002, the expected expiration date of the offer, we will notify you of the number of options that we have accepted for exchange. If the offer is extended by us beyond July 15, 2002, we will notify you promptly after the extended expiration date of the offer. (See Section 5)

WHAT DOES MANAGEMENT AND THE BOARD OF DIRECTORS THINK OF THE OFFER?

            Although our Board of Directors has approved this offer, neither we nor our Board of Directors makes any recommendation as to whether or not you should tender your options. You must make your own decision on whether or not to tender options. You should consult with your own tax, legal and financial advisors regarding the consequences of your decision on whether or not to participate in the offer to exchange. (See Sections 2 and 18)

WITH WHOM CAN I SPEAK IF I HAVE QUESTIONS ABOUT THE OFFER?

            For additional information or assistance, you should contact Fundtech Ltd., c/o Fundtech Corporation, 30 Montgomery Street, Suite 501, Jersey City, N.J. 07320, Attn: Michael S. Hyman, General Counsel (fax: (201) 946-1685/phone: (201) 946-1100 Ext. 205).

                       RISK OF PARTICIPATING IN THE OFFER

            Participation in the offer involves a number of potential risks, including those described below. This list briefly highlights some of the risks and is necessarily incomplete. Eligible employees should carefully consider these and other risks and are encouraged to speak with investment, tax and financial advisors as necessary before deciding whether and to what extent to participate in the offer. In addition, we strongly urge you to carefully read the remainder of this offer before deciding whether and to what extent to participate.

Participation in the offer will make you ineligible to receive any option grants until January 20, 2003 at the earliest.

            Employees are generally eligible to receive option grants at any time that the Board of Directors chooses to make them. However, if we were to grant you new options on any date which is earlier than six months and one day after the date we cancel the options accepted for exchange, we would be required for financial reporting purposes to record a compensation expense against our earnings. Therefore, if you participate in the offer, subject to the terms and conditions of the offer, we will defer until at least January 20, 2003, but in no event later than February 15, 2003, unless the offer is extended, our grant to you of other options.

If our share price increases after the date your tendered options are cancelled, your cancelled options might have been worth more than the new options that you have been granted in exchange for them.

            If the per share price of our Ordinary Shares increases after the date your tendered options are cancelled, your cancelled options may have been worth more than the new options that you receive in exchange for them. For example, if you tender options with a $11.625 exercise price per share and our price per share reaches $15.00 when the replacement grants are made, your new options will have a higher exercise price than the cancelled options.

If your employment terminates for any reason (including for cause, due to economic conditions or otherwise), prior to the grant of the new options, you will receive no additional consideration.

            Once your options are cancelled, they cannot be reinstated. Accordingly, if your employment terminates for any reason (including for cause, due to economic conditions or otherwise), prior to the grant of the new options, you neither will have the benefit of the cancelled option nor will you receive new options.

We investigate strategic opportunities from time to time which, if concluded, could affect the pricing and/or terms of your new options or may potentially result in you receiving no additional consideration.

            In the event that, from the time you tender options until the grant date of new options, we are acquired or merged with or into another company or any similar event occurs, we reserve the right to take any actions which we deem necessary or appropriate to complete such transactions as our Board of Directors believes is in the best interest of Fundtech and our shareholders. This could include terminating your right to receive new options under this offer. If in connection with such a transaction we were to terminate your right to receive new options under this offer, unless determined otherwise by our Board of Directors or by the acquiror, eligible employees who have tendered options for cancellation pursuant to this offer would not receive options to purchase securities of the acquiror or any other consideration for their tendered options.

            We consistently evaluate strategic opportunities that may arise, including acquisitions and mergers. If any such transaction were to occur before the new options are granted, and our share price appreciates, your new option, if granted, could be granted at a higher exercise price, and could be subject to additional terms or conditions required by an acquiring company.

Your new options will be subject to the general risks of our business.

            For a description of risks related to our business, please see
Section 18.

                                  INTRODUCTION

            We are offering to exchange new options under our Option Plans for all outstanding unexercised options to purchase our Ordinary Shares with an exercise price in excess of $5.00 per share held by eligible employees of Fundtech and its subsidiaries. Subject to the continuous employment, leave of absence and other conditions set forth below, each option that is properly tendered and accepted will be cancelled and exchanged for new options under the Option Plans (or, in the case of United Kingdom residents, possibly under a new United Kingdom qualified plan which we are considering establishing). We are making this offer upon the terms and subject to the conditions set forth in this offer to exchange, the related letter of transmittal and the related notice to withdraw tender.

            Subject to the permitted adjustments, one Ordinary Share, NIS 0.01 par value per share, will be issued upon the exercise of each new option. Subject to the permitted adjustments, the number of new options to be granted to each eligible employee who participates in the offer will be equal to the number of tendered options received from that employee. However, we will not issue any options exercisable for fractional shares. Instead, we will round down to the nearest whole number. We will grant the new options at the first meeting of our Board of Directors or an appropriate committee thereof held at least six months and one day following the date we cancel the options accepted for exchange, but in no event later than February 15, 2003, unless the offer is extended. To receive the new options, you must, from the date you tender your options through the date the new options are to be granted, be continuously (i) employed by Fundtech or one of its subsidiaries and/or (ii) on a leave of absence that has been approved by our Chief Financial Officer. All tendered options that are accepted by us through the offer will be cancelled as soon as practicable after the date the offer ends. The offer is currently expected to expire on or about July 15, 2002 and we currently intend to cancel options on or before July 18, 2002. According to this schedule, we expect to grant new options on or about January 20, 2003 but in no event later than February 15, 2003, unless the offer is extended.

            You may only tender full option grants. This means if you choose to tender any options that were granted to you on a particular date, you must tender all the options granted to you on that date, which have not been exercised as of the expiration of the offer. Partial tenders of an option grant will not be accepted. If you have more than one option grant, tendering any option grant does not require you to tender any of your other option grants, with the important exception that if you tender any options you must tender all options received by you during the six months prior to the date of cancellation of any of your tendered options.

            This offer is not conditioned upon a minimum number of options being tendered. Participation in the offer is voluntary. This offer is subject to conditions that we describe in this offer to exchange and in particular in
Section 6 below.

            If you tender an option for exchange in accordance with this offer and we accept your tendered option, we will grant you a new option under one of the Option Plans (or, in the case of United Kingdom residents, possibly under a new United Kingdom qualified plan which we are considering establishing, as described below and in Section 14). At our next annual meeting of the shareholders, we currently intend to submit a proposal to reduce the number of options that may be granted and the number of Ordinary Shares issuable upon exercise of those options under the 1997 U.S. Plan and the 1997 Israel Plan by an amount equal to or exceeding the number of tendered options cancelled pursuant to this offer. The proposal will also seek to increase the number of options that may be granted and the number of Ordinary Shares issuable upon exercise of those options under the 1999 Option Plan by an amount equal to or exceeding the number of tendered options cancelled pursuant to this offer. If the proposal is adopted by the shareholders, all new options will be granted under the 1999 Option Plan. If the proposal is rejected by the shareholders, all new options will be granted under the same plan as the options for which they were exchanged. Our Board of Directors is currently investigating the possibility of establishing, either as a sub-plan to the 1999 Plan or as a separate stock option plan, a stock option plan approved by the United Kingdom Inland Revenue. If (i) we decide to establish such a plan, (ii) the plan is approved by our shareholders and (iii) the plan is qualified by the United Kingdom Inland Revenue, we will issue to United Kingdom residents new qualified options under that plan, subject to applicable tax limitations (discussed in greater detail in Section 14), with the remainder of the United Kingdom options being issued under the 1999 Plan.

            The new option will be evidenced by a new option agreement or certificate exercisable for the number of shares covered by the tendered options, as adjusted for any stock splits, reverse stock splits, stock dividends and similar events and rounded down to the nearest whole share. The exercise price per share of the new options will be the fair market value on the date of grant, which is generally equal to the last reported sale price per share of our Ordinary Shares on The Nasdaq National Market on the date of grant. Unless you elect to extend the vesting period in order to meet the incentive stock option requirements ($100,000 annual vesting limitation) set forth in Section 13, each new option will have the same vesting commencement date and vesting schedule as the tendered option for which it was exchanged. You will receive credit for vesting accrued prior to the cancellation of the tendered options and for vesting that would have accrued during the period between the cancellation of the tendered options and the grant of the new options. This means that, unless you elect to vest at a slower rate in order to meet the incentive stock option requirements ($100,000 annual vesting limitation) set forth in Section 13 and subject to permitted adjustments, the total number of new options vested as of the date of grant and on each of the vesting dates thereafter will be equal to the number of options, less any exercises, that would have been vested under the tendered option grant on the respective date had the tendered option grants continued to vest in accordance with their terms.

            New options granted under the 1997 U.S. Plan or under the 1997 Israel Plan will expire upon the earlier of (i) five years from the date of grant of such new option or (ii) the termination of your employment with us, subject to the terms of the relevant Option Plans and the new option agreement(s) or certificate(s).

            New options granted under the 1999 Option Plan will expire upon the earlier of (i) ten years from the date of grant of such new option or (ii) the termination of your employment with us, subject to the terms of the relevant Option Plans and the new option agreement(s) or certificate(s).

            As of May 31, 2002, options to purchase 1,340,855 Ordinary Shares were issued and outstanding under the Option Plans. Of these options, 1,050,005 options to purchase Ordinary Shares were held by eligible employees as of that date. Of these 1,050,005 options to purchase Ordinary Shares, 1,011,600 options have an exercise price in excess of $3.96 per share, the last reported sale price of our Ordinary Shares on The Nasdaq National Market on May 31, 2002. The Ordinary Shares issuable upon exercise of options for which we are offering to exchange new options constitute approximately 75% of the total of Ordinary Shares issuable upon exercise of all options issued and outstanding under the Option Plans as of May 31, 2002.

                                    THE OFFER

1.    NUMBER OF OPTIONS; EXPIRATION DATE.

            Upon the terms and subject to the conditions of the offer, we will exchange new options for all outstanding unexercised options to purchase our Ordinary Shares, par value NIS 0.01 per share, granted under the Option Plans with an exercise price in excess of $5.00 per share that are held by eligible employees of Fundtech or one of our subsidiaries. As of May 31, 2002, options to purchase 1,050,005 Ordinary Shares were held under our Option Plans by eligible employees. Options that are properly tendered and accepted will be cancelled and exchanged for new options under our Option Plans, unless they are validly withdrawn in accordance with Section 4 below.

            Subject to the permitted adjustments and the other conditions of this offer, if your options are properly tendered, accepted for exchange and not withdrawn, and assuming that from the date you tender your options through the date the new options are to be granted, you remain continuously (i) employed by Fundtech or one of its subsidiaries or (ii) on a leave of absence that has been approved by our Chief Financial Officer, then you will be entitled to receive new options equal to the number of tendered options received from you. However, we will not issue any options exercisable for fractional shares. Instead, we will round down to the nearest whole number. All new options will be subject to the terms of the Option Plans (or contemplated new United Kingdom qualified plan, as discussed in Section 8 below) under which they are granted and to a new option agreement or certificate.

            If for any reason (including termination for cause, due to economic conditions or otherwise) you do not remain continuously employed or on an approved leave of absence with Fundtech or one of its subsidiaries during the prescribed period, then you will not receive any new options or other consideration in exchange for your tendered options, and the tendered options, whether or not vested prior to the tender, will be cancelled. This means that if, prior to the date on which we grant the new options, with or without good reason, you resign or take an unapproved leave of absence, or with or without cause or from death or disability, your employment by Fundtech or one of our subsidiaries is terminated, then you will not receive any new options or other consideration for the options that you tendered and we accepted.

            Unless and until we, in our sole discretion, extend the period of time during which the offer will remain open, the term "expiration date" means 11:59 p.m., eastern time, on July 15, 2002. If we elect to extend the offer, the term "expiration date" refers to the latest time and date at which the offer, as so extended, expires. See Section 15 for a description of our rights to extend, delay, terminate and amend the offer.

            If we decide to take any of the following actions prior to the expiration date, we will publish notice or otherwise inform you in writing of such action:

     o we increase or decrease the amount of consideration offered for the options;

     o we decrease the number of options eligible to be tendered in the offer; or

     o we increase the number of options eligible to be tendered in the offer by an amount that exceeds 2% of the number of options that are subject to the offer immediately prior to the increase.

            If the offer is scheduled to expire at any time earlier than the tenth business day following the date on which we publish notice or otherwise inform you in writing of the foregoing actions in accordance with Section 15 below, then we will extend the offer so that the expiration date is no earlier than the tenth business day following the date we publish such notice or otherwise inform you in writing.

            We will also notify you of any other material change in the information contained in this offer to exchange.

            For purposes of the offer, a "business day" means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, eastern time.

2.    PURPOSE OF THE OFFER.

            We issued the options outstanding under the Option Plans to provide eligible employees with an additional incentive to perform at high levels and to continue their employment with Fundtech or one of our subsidiaries. The growth and success of our business is dependent in part upon the retention and motivation of our employees. Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our Ordinary Shares. We believe these options are unlikely to be exercised in the foreseeable future and therefore provide little incentive to our employees. By making this offer to exchange outstanding options for new options with an exercise price equal to the fair market value of our Ordinary Shares on the grant date and with an extended expiration, we seek to improve performance incentives for eligible employees. We believe that owning options that may have a greater potential over time to increase in value better aligns the interests of the eligible employees with those of the shareholders and is more likely to lead to an increase in shareholder value.

            Because we will not grant new options until at least six months and one day after the date we cancel the options accepted for exchange, the new options might have a higher exercise price than some or all of the options eligible for exchange. From time to time, we engage in strategic transactions with business partners, customers and other third parties. Some of these transactions could significantly affect the price of our shares, particularly if the transaction involves change in our structure, ownership, organization or composition of our management or Board of Directors. In addition, market conditions related or unrelated to our business could result in an increase in our share price during the period between the cancellation of accepted options and the grant of new options. You will be at risk of any increase in our share price for any reason.

            Our Board of Directors has a duty to consider alternatives for maximizing shareholder value. We cannot ignore the possibility that a transaction would be proposed that our shareholders or our Board of Directors would believe is in the best interest of Fundtech and our shareholders. In the event that, from the time you tender options until the grant date of new options, we are acquired or merged with or into another company or any similar event occurs, we reserve the right to take any actions which we deem necessary or appropriate to complete such transactions as our Board of Directors believes is in the best interest of Fundtech and our shareholders. This could include terminating your right to receive new options under this offer. If in connection with such a transaction we were to terminate your right to receive new options under this offer, unless determined otherwise by our Board of Directors or by the acquiror, eligible employees who have tendered options for cancellation pursuant to this offer would not receive options to purchase securities of the acquiror or any other consideration for their tendered options. A change of control transaction will not accelerate the grant date of the new options granted pursuant to the offer, except if provided otherwise in your new option agreement.

            You should be aware that a proposed or consummated acquisition or merger or similar transaction could have a substantial effect on our share price, including the possibility for substantial appreciation in the price of our Ordinary Shares. Depending on the structure of this type of transaction, tendering option holders might be deprived of any further price appreciation in the Ordinary Shares associated with the new options. For example, if our Ordinary Shares were acquired in a cash merger, the fair market value of our Ordinary Shares, and hence the price at which we grant the new options, could be a price at or near the cash price being paid for the Ordinary Shares in the transaction, yielding limited or no financial benefit to a recipient of the new options. In addition and subject to the foregoing, in the event of an acquisition of Fundtech for stock, tendering option holders might receive options to purchase shares of a different issuer.

            Neither we nor our Board of Directors makes any recommendation as to whether you should tender your options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this offer to exchange and to consult your own investment, legal and tax advisors. You must make your own decision on whether to tender your options for exchange.

3.    PROCEDURES FOR TENDERING OPTIONS.

Proper Tender of Options.

            To validly tender your options pursuant to the offer, you must, in accordance with the terms of the letter of transmittal, deliver by mail, fax or hand delivery, a properly completed and duly executed letter of transmittal and any other documents required by the letter of transmittal to Fundtech Ltd., c/o Fundtech Corporation, 30 Montgomery Street, Suite 501, Jersey City, N.J. 07320,
Attn: Michael S. Hyman, General Counsel (fax: (201) 946-1685/phone: (201) 946-1100 Ext. 205). Mr. Michael Hyman, or a substitute designated by us in writing, must receive all of the required documents before the expiration date. Unless extended by us, the expiration date is 11:59 p.m., eastern time, on July 15, 2002.

            Delivery is not timely completed if the required documents are not received by us prior to the expiration date. The method of delivery of all documents, including letters of transmittal, any other required documents and notices to withdraw tender, is at the election and risk of the tendering option holder. In all cases, you should allow sufficient time to ensure timely delivery.

Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects.

            We will determine, in our sole discretion, all questions as to form of documents and the validity, form, eligibility, timeliness (including time of receipt) and acceptance of any tender of options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all tenders of options that we determine are ineligible for tender, received from an ineligible employee, are not in appropriate form or are unlawful to accept. Subject to the foregoing and to our rights to extend, terminate and amend the offer, we currently expect that we will accept properly and timely tendered options that are not validly withdrawn. We also reserve the right in our sole discretion to waive any of the conditions of the offer or any defect or irregularity in any tender, provided that such waiver applies to all eligible optionholders as a class. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will we or anyone else incur any liability for failure to give any such notice.

Our Acceptance Constitutes an Agreement.

            Your tender of options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the offer. Our acceptance for exchange of your options tendered by you pursuant to the offer will constitute a binding agreement between us and you upon the terms and subject to the conditions of the offer.

            Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept promptly after the expiration of the offer all properly tendered options that have not been validly withdrawn.

4.    WITHDRAWAL RIGHTS.

            You may withdraw the tender of your options only in accordance with the provisions of this Section 4.

            You may withdraw the tender of your options at any time before 11:59 p.m., eastern time, on July 15, 2002. In addition, if we have not accepted the tender of your options for exchange before 11:59 p.m., eastern time, on August 6, 2002, the fortieth business day from the commencement of this offer, you may withdraw your tendered options at any time after August 6, 2002 but prior to our accepting the tendered option. If the offer is extended by us beyond August 6, 2002, you may withdraw the tender of your options at any time until we accept your options for tender. If we extend the offer, we may not accept the tender of your options until the extended expiration of the offer.

            To validly withdraw tendered options, an option holder must deliver a properly completed and duly executed notice to withdraw tender and any other documents required by the notice to withdraw tender to Fundtech Ltd., c/o Fundtech Corporation, 30 Montgomery Street, Suite 501, Jersey City, N.J. 07320,
Attn: Michael

S. Hyman, General Counsel (fax: (201) 946-1685/phone: (201) 946-1100 Ext. 205).
Except as described in the following sentence, the notice to withdraw tender must be executed by the option holder who tendered the options to be withdrawn exactly as such option holder's name appears on the option agreement or agreements evidencing such options. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of such person to act in such capacity must be indicated on the notice to withdraw tender.

            Any options you withdraw will thereafter be deemed not properly tendered for purposes of the offer, unless you properly re-tender those options by submitting a new letter of transmittal, prior to the expiration date and in accordance with the delivery procedures set forth in Section 3 for an initial tender of options, that is clearly dated after the related notice to withdraw tender.

            We will determine, in our sole discretion, all questions as to form of documents and the validity, form and timeliness (including time of receipt) of any notice to withdraw tender. Our determination of these matters will be final and binding on all parties. Subject to the foregoing and to our rights to extend, terminate and amend the offer, we currently expect that we will accept properly and timely delivered notices to withdraw tender. No tender of options will be deemed to have been properly withdrawn until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in withdrawals of tender, nor will we or anyone else incur any liability for failure to give any such notice.

5.    ACCEPTANCE OF OPTIONS FOR EXCHANGE AND ISSUANCE OF NEW OPTIONS.

            Upon the terms and subject to the conditions of this offer and promptly following the expiration date, we will accept for exchange and cancel options properly tendered and not validly withdrawn before the expiration date. You will no longer have any rights with respect to any cancelled option. If your options are properly tendered and accepted for exchange, they will be cancelled as of the date of our acceptance, which we anticipate to be the first business day after the scheduled expiration date of the offer. As the offer is scheduled to expire on July 15, 2002, we expect to cancel on or before July 18, 2002 properly tendered and accepted options. Subject to the terms and conditions of this offer, you will be granted new options on the date of the first meeting of the Board of Directors or an appropriate committee thereof held on or about the first business day that is six months and one day following the date of cancellation, but in no event later than February 15, 2003. If we cancel tendered options on July 18, 2002, the grant date of the new options will be on or about January 20, 2003, but in no event later than February 15, 2003. If we extend the expiration date of the offer, the acceptance and cancellation date of tendered options and the grant date of new options will be similarly delayed.

            It is important to note the effect of the period that will be at least six months and one day between cancellation of tendered options and grant of new options. You will not be able to exercise tendered options once they have been cancelled. You will not be able to exercise new options until they are granted. Accordingly, from the date the tendered options are cancelled through the date the new options are granted, there will be a period during which you will not be able to purchase Ordinary Shares, either under the cancelled options or under the new options, that could otherwise have been purchased under the tendered options had they not been cancelled. Further, if for any reason (including for cause, due to economic conditions or otherwise) you are not, from the date on which you tender options through the date on which we grant the new options, continuously (i) employed by Fundtech or one of its subsidiaries and
(ii) on active service with Fundtech or one of its subsidiaries (i.e., you are not on a leave of absence that has not been approved by our Chief Financial Officer), then you will not receive any new options or other consideration in exchange for your tendered options that have been accepted for exchange, and the tendered options, whether or not vested, will be cancelled.

            We will not accept partial tenders of an option grant. Note that all unexercised options granted to you on a single day, regardless of the number of shares subject to that option grant, constitute a single option. You may have been granted options on more than one date, in which case you would have several option grants. If you choose to tender an option grant, you must tender the entire unexercised portion, whether or not vested, of that option grant. Therefore, for each option grant you hold, you may tender the option grant with respect to all or none (but not for a portion) of the options included in such grant. Option grants that are tendered that have been partially exercised will be accepted only with respect to the remaining outstanding options that have not been exercised. Options that have been fully exercised are not outstanding and will not be accepted.

            If you have more than one option grant, tendering any single option grant does not require you to tender any of your other option grants, with the important exception that if you tender any options you must tender all options received by you during the six months prior to the date of cancellation of any of your tendered options. By way of illustration, this means that if you tender an option grant that was granted to you on April 15, 2000, and the date of cancellation is July 18, 2002, then in order to properly tender you must also tender any options you hold that were issued after January 18, 2002. However, if you had two option grants, dated April 15, 2000 and January 28, 2002, respectively, and you chose to tender the January 28, 2002 option grant, you would not have to tender the April 15, 2000 option grant because that grant was made more than six months prior to the date of cancellation of your tendered option (which would be July 18, 2002).

            If we accept options you tender in the offer, you may not receive any other option grants before you receive your new options. We may defer, until the grant date for your new options, the grant of other options to you, for which you would otherwise be eligible before the new option grant date. We would defer the grant of these other options to you in order to avoid incurring a compensation expense against our earnings because of accounting rules that would apply to the interim option grants. If we determine that we would incur this compensation charge as a result of interim option grants, we will defer the interim option grants.

            Subject to permitted adjustments, your new options will entitle you to purchase a number of our Ordinary Shares that is equal to the number of shares subject to the (unexercised) tendered options received from you. We will not issue any options exercisable for fractional shares. Instead, we will round down to the nearest whole share. If for any reason including for cause, due to economic conditions or otherwise you do not remain continuously employed or on a leave of absence which has been approved by our Chief Financial Officer with Fundtech or one of its subsidiaries during the prescribed period, then you will not receive any new options or other consideration in exchange for your tendered options, and the tendered options, whether or not vested prior to the tender, will be cancelled. This means that if, prior to the date on which we grant the new options, with or without good reason, you resign or take an unapproved leave of absence, your employment by Fundtech or one of our subsidiaries is terminated (for any reason, including for cause, due to economic conditions or otherwise), then you will not receive any new options or other consideration for the options that you tendered and we accepted.

            Although we may in writing or via electronic mail confirm receipt of the letter of transmittal through which you tender your options for purposes of the offer, we will not be deemed to have accepted for exchange any options until we provide written notice or notice via electronic mail of our acceptance. For purposes of the offer, we will be deemed to have accepted options for exchange that are properly tendered and not validly withdrawn as of the time we give written notice or notice via electronic mail to the option holders of our acceptance, which notice may be by press release. Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept, on the day after the expiration date of the offer, all properly tendered options that are not validly withdrawn. Upon acceptance of tendered options for exchange, we will cancel the tendered options and promptly send each tendering option holder a notification letter indicating the number of options that we have accepted for exchange, the anticipated corresponding number of new options and the anticipated grant date of the new options.

6.    CONDITIONS OF THE OFFER.

            Notwithstanding any other provision of the offer, we will not be required to accept any options tendered for exchange, and we may terminate or amend the offer, or postpone our acceptance and cancellation of any options tendered for exchange (in each case, subject to Rule 13e-4(f)(5) under the Securities Exchange Act, which requires us to either return the options you tendered or grant you the new options offered hereby), if, at any time on or after June 10, 2002 and prior to 11:59 p.m., eastern time, on July 15, 2002 (as such time and date may be extended as provided herein), any of the following events has occurred or has been determined by us to have occurred (other than as the result of an action or omission by us), and the occurrence of such event or events makes it inadvisable, in our reasonable judgment and regardless of the circumstances giving rise to the event (other than such action or omission by us), for us to proceed with the offer:

            (a) there shall have been threatened or instituted or be pending any action or proceeding by or before any government or governmental, regulatory or administrative agency, authority or tribunal that directly or indirectly challenges the making of the offer, the acquisition of some or all of the tendered options pursuant to the offer, the issuance of new options, or otherwise relates in any manner to the offer or that, in our reasonable judgment, could materially affect the business, condition, income, operations, plans or prospects of Fundtech or our subsidiaries in any way that could materially impair the contemplated benefits of the offer to us;

            (b) there shall have been any action threatened, taken or pending, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the offer or us or any of our subsidiaries, by or before any court or any authority, agency or tribunal that, in our reasonable judgment, could directly or indirectly:

                      (1) make the acceptance for exchange of, or issuance of
             new options for, some or all of the tendered options illegal or otherwise restrict or prohibit consummation of the offer or otherwise relates in any manner to the offer;

                      (2) delay or restrict our ability, or render us unable, to accept for exchange, or issue new options for, some or all of the tendered options;

                      (3) materially impair the contemplated benefits of the
             offer to us; or

                      (4) materially and adversely affect the business,
             condition, income, operations, plans or prospects of Fundtech or our subsidiaries;

            (c) there shall have occurred:

                      (1) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

                      (2) the declaration of a banking moratorium or any
             suspension of payments in respect of banks in the United States or Israel, whether or not mandatory;

                      (3) the commencement of a war, armed hostilities or other
             international or national crisis directly or indirectly involving the United States or Israel;

                      (4) any limitation, whether or not mandatory, by any
             governmental, regulatory or administrative agency or authority on, or any event that in our reasonable judgment might affect, the extension of credit by banks or other lending institutions in the United States or Israel;

                      (5) any change in the general political, market, economic
             or financial conditions in the United States, Israel or elsewhere that could have a material effect on the business, condition, operations or prospects of Fundtech or our subsidiaries that, in our reasonable judgment, makes it inadvisable to proceed with the offer; or

                      (6) in the case of any of the foregoing existing at the
             time of the commencement of the offer, a material acceleration or worsening thereof;

            (d) there shall have occurred any change, development, clarification or position taken in generally accepted accounting principles that could require us for financial reporting purposes to record compensation expense against our earnings in connection with the offer;

            (e) a tender or exchange offer with respect to some or all of our capital stock, or a merger or acquisition proposal for our company, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed;

            (f) any change or changes shall have occurred in the business, condition, assets, income, operations, plans or prospects or share ownership of Fundtech or our subsidiaries that, in our reasonable judgment, makes it inadvisable to proceed with the offer.

            The conditions to the offer are for our benefit. We may assert them prior to the expiration date in our sole discretion regardless of the circumstances giving rise to them. In our sole discretion, we may waive them, in whole or in part, at any time and from time to time prior to the expiration date whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 6 will be final and binding upon all persons.

7.    PRICE RANGE OF ORDINARY SHARES UNDERLYING THE OPTIONS.

Our Ordinary Shares are quoted on The Nasdaq National Market under the symbol "FNDT". The following table shows, for the periods indicated, the high and low closing sales prices per share of our Ordinary Shares for the past two fiscal years as reported on The Nasdaq National Market.

                                                           High         Low
                                                           ----         ---

First Quarter ended March 31, 2000 ................       $41.625     $22.25
Second Quarter ended June 30, 2000 ................       $28.125     $18.1875
Third Quarter ended September 30, 2000 ............       $26.875     $19.25
Fourth Quarter ended December 31, 2000 ............       $24.25      $14.3125
First Quarter ended March 31, 2001 ................       $18.125     $ 5.1875
Second Quarter ended June 30, 2001 ................       $11.34      $ 5.813
Third Quarter ended September 30, 2001 ............       $ 7.50      $ 4.52
Fourth Quarter ended December 31, 2001 ............       $ 5.36      $ 3.42
First Quarter ended March 31, 2002 ................       $ 5.24      $ 3.54

            As of May 31, 2002, the last reported sale price of our Ordinary Shares was $3.96 per share, as reported on The Nasdaq National Market.

            We recommend that you evaluate current market quotations for our Ordinary Shares, among other factors, before deciding whether to tender your options.

8.    SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS.

Consideration.

            Subject to the terms of the offer, we will grant new options to purchase Ordinary Shares under the Option Plans in exchange for the outstanding eligible options properly tendered and accepted for exchange by us. The tendered options will be cancelled as soon as practicable after the expiration date of this offer. Subject to the permitted adjustments, the number of new options to be granted to the respective option holder will be equal to the number of unexercised options tendered by such option holder and accepted for exchange and cancelled by us. However, we will not issue any options exercisable for fractional Ordinary Shares. Instead, we will round down to the nearest whole share. If we receive and accept tenders of all outstanding eligible options currently subject to the terms of the offer and no permitted adjustments are made, we would grant new options to purchase a total of 1,011,600 Ordinary Shares. The Ordinary Shares issuable upon exercise of these new options would equal approximately 7.1% of the total shares of our Ordinary Shares outstanding as of May 31, 2002.

Terms of New Options.

            At our next annual meeting of the shareholders, we currently intend to submit a proposal to reduce the number of options that may be granted and the number of Ordinary Shares issuable upon exercise of those options under the 1997 U.S. Plan and the 1997 Israel Plan by an amount equal to or exceeding the number of tendered options cancelled pursuant to this offer. The proposal will also seek to increase the number of options that may be granted and the number of Ordinary Shares issuable upon exercise of those options under the 1999 Option Plan by an amount equal to or exceeding the number of tendered options cancelled pursuant to this offer. If the proposal is adopted by the shareholders, all new options will be granted under the 1999 Option Plan (or, in the case of United Kingdom residents, possibly under a new United Kingdom qualified plan which we are considering establishing). If the proposal is rejected by the shareholders, all new options will be granted under the same plan as the options for which they were exchanged (or, in the case of United Kingdom residents, possibly the new United Kingdom qualified plan). Our Board of Directors is currently investigating the possibility of establishing, either as a sub-plan to the 1999 Plan or as a separate stock option plan, a stock option plan approved by the United Kingdom

Inland Revenue. If (i) we decide to establish such a plan, (ii) the plan is approved by our shareholders and (iii) the plan is qualified by the United Kingdom Inland Revenue, we will issue to United Kingdom residents new qualified options under that plan, subject to applicable tax limitations (discussed in greater detail in Section 14), with the remainder of the United Kingdom options being issued under the 1999 Plan.

            We will enter into a new option agreement or certificate with each eligible employee for each tendered option that we have accepted. The terms and conditions of a new option may vary from the terms and conditions of the related tendered and cancelled option, but generally the new options are intended to be substantially similar to the tendered options, except with respect to the exercise price, expiration terms, the termination provision resulting from grant under a different plan, and to the extent necessary or advisable to provide the option holder with a vesting commencement date and vesting schedule that are equivalent to those of the tendered options.

            The following description summarizes the material terms of the Option Plans and the options to be granted under the Option Plans. The summary is not necessarily complete and is qualified in its entirety by reference to the full text of the Option Plans attached or incorporated by reference as exhibits to our Schedule TO with respect to the offer, which we filed with the U.S. Securities and Exchange Commission on the date this offer to exchange was first distributed to eligible option holders.

General.

            The number of Ordinary Shares currently available for issuance under the Option Plans is 829,521. However, should any option granted under any of the Option Plans for any reason expire or be cancelled (including options tendered and accepted pursuant to this offer) prior to its exercise or relinquishment in full, the Ordinary Shares subject to such options may be made available for future option grants under the Option Plans, provided that the total number of Ordinary Shares that may be issued under the Option Plans shall not exceed 2,170,376 Ordinary Shares. The Option Plans permits the granting of options intended to qualify as incentive stock options under the U.S. Internal Revenue Code and the granting of options that do not qualify as incentive stock options, which are referred to as nonstatutory stock options or non-qualified stock options. In addition, the 1997 Israel Plan and the 1999 Option Plan permit the granting of options that qualify under Section 102 of the Israeli Income Tax Ordinance and Section 3(I) of the Israeli Income Tax Ordinance.

Administration.

            Subject to the provisions of the Israeli Companies Law, 5759-1999 (the "Companies Law"), the Option Plans are administered by our Board of Directors or a committee appointed and maintained by our Board of Directors. Any such committee shall consist of at least three members who shall serve at the sole discretion of the Board of Directors. Subject to the Companies Law and to the terms of the Option Plans, our Board of Directors or a committee of the Board of Directors has the power to determine the terms and conditions of each option grant, including, but not limited to, the exercise price, the number of Ordinary Shares subject to the option grant and the exercisability of the option, and has the authority to determine any relevant provision of the Option Plans.

Term.

            At our next annual meeting of the shareholders, we currently intend to submit a proposal to reduce the number of options that may be granted and the number of Ordinary Shares issuable upon exercise of those options under the 1997 U.S. Plan and the 1997 Israel Plan by an amount equal to or exceeding the number of tendered options cancelled pursuant to this offer. The proposal will also seek to increase the number of options that may be granted and the number of Ordinary Shares issuable upon exercise of those options under the 1999 Option Plan by an amount equal to or exceeding the number of tendered options cancelled pursuant to this offer. If the proposal is adopted by the shareholders, all new options will be granted under the 1999 Option Plan. If the proposal is rejected by the shareholders, all new options will be granted under the same plan as the options for which they were exchanged.

            New options granted under the 1997 U.S. Plan or under the 1997 Israel Plan will expire upon the earlier of (i) five years from the date of grant of the new option, or (ii) the termination of your employment with us, subject to the terms of the relevant Option Plans and the new option agreement(s) or certificate(s).

            New options granted under the 1999 Option Plan will expire upon the earlier of (i) ten years from the date of grant of such new option, or (ii) the termination of your employment with us, subject to the terms of the relevant Option Plans and the new option agreement(s) or certificate(s).

Termination.

            In the event that your employment with us or one of our subsidiaries is terminated for any reason (including for cause, due to economic conditions or otherwise), then your unvested options will terminate immediately and the vested options will remain exercisable for the following periods, after which time they too will terminate.

            Under the 1997 Israeli Plan, if the termination of your employment
(i) is for cause then the vested options shall terminated immediately and (ii) is without cause or as a result of disability or death then you (or in the case of death, your estate or lawful successor) will have six (6) months from the date of such termination to exercise the vested options.

            Under the 1997 U.S. Plan, if the termination of your employment (i) is for cause then the vested options shall terminate immediately, (ii) is without cause then you will have ninety (90) days from such termination to exercise the vested options and (iii) is the result of death or disability, then you, your estate or your lawful successor will have one year from such termination to exercise the vested options.

            Under the 1999 Plan, if the termination of your employment (i) is other than for death or disability, then (a) in the case of options granted under the main plan, you will have ninety (90) days from such termination to exercise the vested options, (b) in the case of options granted to Israeli employees under the Israel Sub-Plan, you will have six (6) months from such termination to exercise the vested options and (ii) is as a result of death or disability then you (or in the case of death, your estate or lawful successor) will have six (6) months from such termination to exercise the vested options.

            Notwithstanding any of the foregoing, in no event may an option be exercised after the expiration of its term. The termination of any of your option under the circumstances specified in this section will result in the termination of your interests in the Option Plans with respect to those options.

Exercise Price.

            Generally, the exercise price of options granted under the Option Plans is determined by the Board of Directors or a committee of the Board of Directors, provided that such per share exercise price shall not be less than the per share par value of the Ordinary Shares. In the case of incentive stock options, the exercise price per share must be at least equal to the fair market value on the date of grant, which is generally the last reported sale price per Ordinary Share on The Nasdaq National Market on the date of grant (or, in the event that the grant date is not a trading date, on the immediately preceding trading date).

            The exercise price per share of the new options will be the fair market value on the date of grant, which is generally equal to the last reported sale price per share of our Ordinary Shares on The Nasdaq National Market on the date of grant. If our Ordinary Shares are not quoted on The Nasdaq National Market, or if they are regularly quoted without selling prices by a recognized securities dealer, the fair market value of the Ordinary Shares on the date of grant will be the mean between the high bid and low asked prices on that date (or if no bids occurred on the date of grant, on the last trading day prior to the date of grant). In the absence of an established market for our Ordinary Shares, the Board of Directors or committee of the Board of Directors will determine the fair market value of the Ordinary Shares in good faith. Options under the Option Plans are exercisable for Ordinary Shares, which currently are traded on The Nasdaq National Market.

Vesting and Exercise.

            The terms of vesting for options issued under the Option Plans are determined by the Board of Directors or a committee of the Board of Directors. In general, options granted under the Option Plans vest at the rate of twelve and one half percent (12.5%) of the total option grant every six months after the vesting commencement date. Vesting is contingent upon the option holder's continuous employment with us.

            Each new option will have the same vesting commencement date and vesting schedule as the option for which it was exchanged. You will receive credit for vesting accrued prior to the cancellation of the tendered options and for vesting that would have accrued during the period between the cancellation of the tendered options and the grant of the new options. This means that, unless you elect to vest at a slower rate in order to meet the incentive stock option requirements ($100,000 annual vesting limitation) set forth in Section 13 and subject to permitted adjustments, the total number of new options vested as of the date of grant and on each of the vesting dates thereafter will be equal to the number of options, less any exercises, that would have been vested under the tendered option grant on the respective date had the tendered option grants continued to vest in accordance with their terms.

            By way of illustration, assume that (i) an eligible employee tenders options to purchase 4,000 Ordinary Shares that vest at the rate of 500 options every six months; (ii) at the time the tendered options are cancelled, 2 years and 7 months have passed since the date of grant of the tendered option; and
(iii) the new options to purchase 4,000 are granted six months and one day after cancellation of the tendered options. Under these assumptions (i) 2,500 options were vested on the date of cancellation; (ii) 3,000 (or an additional 500) of the new options will be vested on the date of grant (because they would have vested on the three-year anniversary of the initial grant, which occurred during the interim period between the cancellation of the old options and the grant of the new ones); and (iii) 3,500 (or an additional 500) of the new options will be vested four months and twenty nine days after the date of grant, with the remaining 500 new options vesting six months after that.

Adjustments Under the Option Plans Upon Certain Corporate Events.

            If there is a change in our capitalization, such as a stock dividend, stock split, combination or exchange of shares, recapitalization or any other similar event, which results in an increase or decrease in the number of issued and outstanding shares, an appropriate adjustment will be made to the exercise price of each outstanding option and the number of shares subject to each outstanding option.

            Under the 1997 Israel Plan, if Fundtech is liquidated or dissolved, each of your outstanding options on the date of such a dissolution or liquidation will automatically become fully vested and exercisable on the effective date of such dissolution or liquidation by giving written notice to Fundtech of your intent to exercise your options. Under the 1997 Israel Plan, in the event Fundtech is separated, reorganized, merged, consolidated or amalgamated with or into another corporation, your outstanding options on the date of the occurrence of any one of the foregoing events will be replaced with new options of the successor corporation.

            Under the 1997 U.S. Plan, if Fundtech is liquidated, dissolved, separated, reorganized, merged, consolidated or amalgamated with or into another corporation, the Board of Directors or an appropriate committee thereof, may adjust the number, class or price of shares covered by any option or declare that any option shall terminate as of a date designated by them and give you the right to exercise your options, in whole or in part, including shares which in the Board or committee's discretion, might not otherwise have been exercisable.

            Under the 1999 Option Plan, if Fundtech is liquidated or dissolved, each of your outstanding options will be terminated immediately prior to the consummation of the liquidation or dissolution. Under the 1999 Option Plan, in the event Fundtech is separated, reorganized, merged, consolidated or amalgamated with or into another corporation, the Board of Directors or an appropriate committee thereof of the surviving or successor company will have one of three options:

          o The Board or the committee may purchase all outstanding options, replace such options with stock of the surviving or successor company or replace with other securities deemed appropriate by the successor Board or the committee;

          o The Board or the committee can declare, after written notice, that all options must be exercised and that any option unexercised by a specified date shall terminate; or

          o The Board or the committee can terminate all options in exchange for a cash payment specified in the 1999 Option Plan.

            You should be aware that a proposed or consummated merger, acquisition or similar transaction could have substantial effects on our share price, including potentially substantial appreciation in the price of our Ordinary Shares. Depending on the structure of this type of transaction, tendering option holders might be deprived of any further price appreciation in the Ordinary Shares associated with the new options. For example, if our Ordinary Shares were acquired in a cash merger, the fair market value of our Ordinary Shares, and hence the price at which we grant the new options, could be a price at or near the cash price being paid for the Ordinary Shares in the transaction, yielding limited or no financial benefit to a recipient of the new options. In addition and subject to the foregoing, in the event of an acquisition of Fundtech for stock, tendering option holders might receive options to purchase shares of a different issuer.

Payment of Exercise Price.

            Under the Option Plans, an option holder may exercise options by delivering written notice to us specifying the number of full Ordinary Shares to be purchased and by tendering payment of the purchase price to us. The method of payment of the exercise price is determined by the Board of Directors or a committee of the Board of Directors, and generally may consist of cash or check.

Transferability of Options.

            Options granted under the Option Plans are not transferable, other than by will or the laws of descent and distribution. During your lifetime, your options can only be exercised by you.

Amendment of the Option Plans.

            Under the terms of the Option Plans, the Board of Directors, subject to the conditions set forth below, can amend the terms of the Option Plans from time to time. However, the Board of Directors cannot amend the Option Plans to adversely affect the rights of option holders under the Option Plans without the consent of such option holders. Any amendment adopted by our Board of Directors that would (i) increase the maximum number of Ordinary Shares for which options may be granted under the 1997 U.S. Plan or the 1999 Option Plan or (ii) modify the class of persons eligible to receive options under the 1997 U.S. Plan or the 1999 Option Plan requires shareholder approval. Any amendment adopted by the Board of Directors that would (i) disqualify any ISO granted under the 1999 Option Plan or (ii) increase the maximum number of Ordinary Shares that may be granted to any individual upon exercise of options granted under the 1999 Option Plan also requires shareholder approval.

Registration of Option Shares.

            We have registered 1,401,747 Ordinary Shares issuable upon exercise of options granted pursuant to our Option Plans under the Securities Act of 1933, as amended, on two registration statements on Form S-8 filed with the Securities and Exchange Commission on September 8, 1998 and February 25, 2000, respectively. We intend to file another registration statement such that all of the Ordinary Shares issuable upon exercise of the new options to be granted under the offer will be reserved and registered. Unless you are one of our affiliates, subject to such filing, you will be able to sell your option shares free of any transfer restrictions under applicable securities laws.

U.S. Federal Income Tax Information.

            The following summary of certain U.S. federal income tax information is based on federal income tax laws currently in effect, is not intended to be exhaustive and does not address all matters that may be relevant to a particular option holder based on his or her specific circumstances. Subject to these limitations, this summary applies to you only if you are an individual who is a citizen or resident of the United States, including an individual who is a lawful permanent resident of the United States or who meets the "substantial presence" test under Section 7701(b) of the U.S. Internal Revenue Code. This summary addresses only current U.S. federal income tax law, which is subject to change (possibly on a retroactive basis), and does not discuss the income tax laws of any state, municipality, or non-U.S. taxing jurisdiction, or U.S. gift and estate tax laws. This summary addresses general U.S. federal income tax implications of option grants and option exercises by delivery of cash consideration under the Option Plans and the disposition of stock acquired upon such exercises, and we strongly recommend that you consult your own tax advisor concerning your particular circumstances with respect to these matters. If you exercise an option by delivering consideration other than cash (being so permitted pursuant to your option agreement), special rules apply. You should consult your tax advisor when contemplating such an exercise. With respect to the exchange of tendered options for new options, you should refer to Section 13 for a summary discussion of U.S. federal income tax consequences of the exchange, and you should refer to Section 14 for a summary of certain tax consequences of the exchange for non-U.S. tax residents.

Incentive Stock Options.

            Upon the grant or exercise of an incentive stock option, you do not recognize any income for U.S. federal income tax purposes, except to the extent that the exercise causes you to incur alternative minimum tax, which is discussed below. If you hold the shares acquired upon exercise of an incentive stock option beyond the later of (i) two years following the date the incentive stock option was granted and (ii) one year following the date the incentive stock option was exercised (the "holding periods"), you will not recognize any ordinary income with respect to the exercise of the incentive stock option or the sale of shares acquired upon such exercise. In addition, any gain or loss on a subsequent sale of the shares (calculated as the difference between the amount realized on the sale and your tax basis in the shares (generally, the exercise price)) generally will be capital gain or loss. Such capital gain or loss will be long-term capital gain or loss if your holding period for the shares is more than one year.

            If you dispose of shares acquired upon exercise of an incentive stock option before the expiration of the holding periods, then in most cases the lesser of (i) the excess of the fair market value of the shares when the incentive stock option was exercised over the amount paid for such shares and
(ii) the excess of the amount realized on the disposition of the shares over your tax basis in the shares (generally, the exercise price) will be treated as ordinary income in the year of disposition. In addition, upon disposition of the shares before expiration of the holding periods, you will generally recognize capital gain or loss equal to the excess, if any, of the amount realized as a result of such disposition over the sum of (i) your tax basis in the shares immediately before disposition (generally, the exercise price) and (ii) the amount of ordinary income recognized by you as described in the preceding sentence. Any such capital gain or loss will be long-term capital gain or loss if your holding period for the shares is more than one year. Non-Qualified Options.

            Upon exercise of a non-qualified option, you generally will recognize ordinary income in an amount equal to the excess, if any, of the fair market value at time of exercise of the stock issued over the exercise price. Such income is subject to withholding and employment taxes collected from you and payable by us. In addition, when you sell stock acquired upon exercise of a non-qualified option, you generally will recognize capital gain or loss equal to the difference between the amount realized on such sale and your tax basis in the disposed shares (generally, the fair market value of the stock on the date the option was exercised). Such gain or loss will be long-term gain or loss if the holding period of the shares is more than one year.

Alternative Minimum Tax.

            The exercise of an incentive stock option may subject you to the alternative minimum tax under Section 55 of the Internal Revenue Code. For alternative minimum tax purposes, upon exercise of an incentive stock option the excess of the fair market value of the shares at the time of exercise over the exercise price is includible in your alternative minimum taxable income. If you pay alternative minimum tax, the amount of such tax generally may be carried forward as a credit against any subsequent year's regular tax in excess of the alternative minimum tax for such year. Also, when you sell the stock acquired upon exercise of the option, the basis of the stock for alternative minimum tax purposes will be equal to its fair market value at the time of exercise. Because the alternative minimum tax calculation may be complex, optionees should consult their own tax advisors prior to exercising incentive stock options.

Israeli Income Tax Information.

            The following is a summary of certain Israeli income tax considerations for option holders who are Israeli holders. This section does not address the tax consequences of non-Israeli option holders. This summary does not address every situation that may result in taxation to an Israeli option holder. For example, it does not address the tax implications arising from an option holder's death, nor does it discuss international, state, or local income tax consequences to an Israeli option holder. This summary is not intended as a substitute for careful tax planning, and each option holder is urged to consult with and rely on his or her own advisors with respect to the possible tax consequences (Israeli as well as foreign, state and local) of exercising his or her rights under the Option Plans. The summary is based upon the Israeli Income Tax Ordinance New Version, 1961 (the "Income Tax Ordinance") and regulations promulgated thereunder, as in effect as of the date hereof. This summary is subject to change at any time, possibly with retroactive effect.

Qualified Stock Options Granted Pursuant to Section 3(I) of the Income Tax Ordinance.

            The tax treatment of options granted under the Option Plans is covered by Section 3(I) or Section 102 of the Income Tax Ordinance. The grant of an option under Section 3(I) does not give rise to income tax to the option holder at the time of grant. The exercise of options granted under Section 3(I) will subject the option holder to income tax at ordinary income tax rates at the time the option holder exercises the option.

            The amount of ordinary income recognized by the option holder is equal to the excess, if any, of the fair market value of the Ordinary Shares at the time of exercise, over the amount paid for such Ordinary Shares. Such income, in the case of an option granted to an employee, is subject to wage withholding, social security and health insurance taxes.

            An option holder will have a tax basis in the Ordinary Shares purchased upon exercise of Section 3(I) options equal to the exercise price plus any income recognized upon the exercise of the option. Upon selling the Ordinary Shares issued upon the exercise of Section 3(I) options, the option holder generally will recognize capital gain in an amount equal to the difference between the sale proceeds and the option holder's tax basis in the shares. If we qualify as an industrial company under the Law for the Encouragement of Industry (Taxes), 1969, which we believe we currently do, we assume that the selling of the Ordinary Shares issued upon the exercise of Section 3(I) at a stock exchange market will be tax exempt. The tax can be paid directly by the employee or through the employer to the Israeli tax authorities. However, if the employee has paid the tax directly to the Israeli tax authorities, he or she will usually have to submit an annual tax report. As income resulting from Section 3(I) is regarded as salary income, social taxes must be imposed.

Qualified Stock Options Granted Pursuant to Section 102 of the Income Tax Ordinance.

            Options under Section 102 of the Income Tax Ordinance can only be granted to our employees. A condition to be eligible for the benefits of Section 102 is that the options, and the shares issuable upon exercise thereof, be held by a trustee appointed for purposes of the stock option plan, generally not to be released from such trust for 24 months from the date the options were granted to the option holder.

            The grant of an option under Section 102 does not give rise to income tax liability on the part of the option holder at the time of the grant. Similarly, the exercise of a Section 102 option does not in itself give rise to income tax liability to the option holder at the time of exercise. Section 102 postpones the tax liability to the option holder which results from the exercise of options, until the time the shares acquired upon exercise of options are sold or released form the trust.

            Any gain recognized on the sale of the other disposition of the
Section 102 option shares will be capital gain, measured by the difference, if any, between the sale proceeds and the amount paid for the shares. If the option holder disposes of the option shares, or the trustee transfers the shares to the grantee, before the end of the required 24-month holding period, the grantee will recognize capital gain at the time of such disposition or transfer equal to the highest of three alternatives provided in the regulations under the Income Tax Ordinance as follows:

            (i) The amount of the tax exemption which the option holder was awarded at the date of the relevant issue, including interest and index adjustments for the period commencing on the date of the relevant issue and up to the date of payment;

            (ii) The amount of tax which was imposed on the sale of the shares in accordance with Section 102(c) of the Income Tax Ordinance, on the date of the above mentioned breach;

            (iii) In the event that the amount of tax to be paid by the option holder, in accordance with Section 102(c) of the Income Tax Ordinance, if the option holder's shares were sold by the trustee after the lapse of 2 years from the date of the grant, is higher than the tax which the option holder has paid under sub-sections (i) or (ii) above (when said amounts are adjusted as required by the tax authorities), the grantee shall pay the tax authorities the difference within 7 days after the lapse of the said 2 years.

            Upon the sale of Section 102 option shares or transfer thereof to the grantee, the trustee is required to withhold, and transfer to the Israeli tax authorities, an amount equal to 30% of the proceeds received by the grantee from the sale of the option shares. The grantee's remaining tax liability is required to be paid by the grantee at the time due for the payment of the grantee's taxes for the applicable tax year.

            A company is generally entitled to a deduction for Israeli income tax purposes with respect to Section 102 options, such deduction being recognized at such time as the grantee pays his or her tax liability to the Israeli tax authorities with respect to the grantee's options.

United Kingdom Tax Information

            For the purposes of United Kingdom Income Tax, Tax on Chargeable Gains ("CGT") and National Insurance Contributions ("NICs"), none of our stock option plans has been granted or otherwise currently qualifies for any approved status or exemption under the various provisions of UK tax legislation relating to stock options. However, our Board of Directors is currently investigating the possibility of establishing, either as a sub-plan to the 1999 Plan or as a separate stock option plan, a stock option plan approved by the United Kingdom Inland Revenue for the purposes of Schedule 9 Income and Corporation Taxes Act 1988 of the United kingdom (respectively, "Schedule 9" and a "UK Approved Plan") with a view to option-holders who are resident or ordinarily resident in the UK being offered in exchange for their existing options pursuant to the option exchange program the subject of this document options under such UK Approved Plan to the maximum extent permitted by Schedule 9. The main limitations of
Schedule 9 are as follows (i) options granted under such plan would be limited to shares having an aggregate market value not exceeding (pound)30,000 at the date of grant; any options in excess of such limit would have to be granted under a separate unapproved scheme and (ii) in order to qualify for the tax benefits referred to below, such options would have to be exercised not earlier than 3 years from the date they were granted.

            On the basis that (i) the exercise price per share of all options outstanding under the Company's current stock option plans and of all new options proposed to be granted in exchange therefore in accordance with the proposals set out in this document was or (as the case may be) will be not less than the fair market value of the relevant share at the date of grant; (ii) such outstanding options and new options were not or will not be granted under a UK Approved Plan; (iii) the terms of all such options provide or will provide that they expire on the tenth anniversary of grant or earlier and (iv) the shares the subject of such options are of a class admitted to trading on NASDAQ, then (a) no charge to UK income tax, CGT or NICs should arise on the release of existing options or on the grant of new options in accordance with the terms of this offer; but (b) on the exercise of such existing or new options by option-holders resident or ordinarily resident in the United Kingdom, UK income tax and NICs (at rates respectively described below) would be chargeable on the amount by which the fair market value of each share acquired at the date of exercise exceeds the exercise price; (c) the company which employs such an option-holder is liable to account to the Inland Revenue for such income tax and NICs through the Pay as You Earn (PAYE) tax deduction system; and (d) on a sale of shares acquired upon such exercise, CGT would be chargeable on the amount by which the sale price exceeds the market value at date of exercise.

            However, if we were to establish a UK Approved Plan, then to the extent the new options were granted under such plan and exercised not earlier than 3 years from grant, no income tax or NICs would be chargeable on exercise. However, CGT would be chargeable on the sale of shares acquired on exercise on the amount by which sale proceeds exceeded the exercise price, subject to any available taper and other reliefs (see further below).

            The tax year in the United Kingdom runs from 6 April to 5 April in the following calendar year. The current rates of UK Income tax and CGT are 10% on the first (pound)1,920 of taxable income and chargeable gains, 23% on the next tranche of taxable income and chargeable gains up to (pound)29,900 and 40% on any excess over (pound)29,900. Taxable income is calculated after an annual personal tax free allowance of (pound)4,615 and certain other deductions; for CGT there is an annual exemption for individuals of up to (pound)7,700 of chargeable gains and in addition taper relief (which in certain circumstance can reduce the effective rate of tax to only 10%) may be available in respect of certain chargeable gains by reference to the length of the period of ownership of the asset prior to disposal. For this purpose, the period during which an option to acquire shares is held will generally not count towards the period of ownership of the shares acquired upon exercise of the option.

            NICs currently comprise separate contributions from employer and employee at different rates on earnings over the earnings threshold (currently approximately (pound)4,500 per annum) as follows: employer's NICs of 11.8% on all relevant earnings; and employee's NICs of 10% on the first approximately (pound)29,000 of relevant earnings (the "Earnings Cap"). This year's budget included proposals for a 1% increase in the rates of both employer and employee NICs to 12.8% and 11% respectively and also for additional employee's NICs at the rate of 1% on all earnings over the "earnings cap" , in each case with effect from April 2003.

            The foregoing is a summary of material United Kingdom tax considerations for option holders in connection with the exchange of outstanding options for new options. The summary, however, does not address every situation that may arise in connection with the outstanding options or the new options. For example, it does not deal with the tax implications arising from an optionee's death. The summary is not intended as tax advice or as a substitute for careful tax planning, and each optionee is urged to consult with and rely on his or her own advisors with respect to the tax consequences (foreign, federal, state and local) of the retention of outstanding options, the exchange of outstanding options for new options, the exercise of new options and the disposition of shares acquired upon such exercise.

Singapore Tax Information

                  The following is a summary of certain Singapore income tax consequences for holders who are Singapore residents. The grant of stock options, including new options issued in connection with this offer, is not a taxable event. The exercise of options will subject the option holder to income tax at ordinary income tax rates for the amount by which the market value of the shares issuable upon exercise of the options at the time of exercise exceeds the exercise price. Gains from stock options are taxable as income for the year in which the options are exercised. Gains on sale of the option shares are usually considered capital in nature and are not taxable.

Australia Tax Information

            The following is a summary of certain Australian income tax considerations for holders of new options who are Australian residents. This summary does not address the tax consequences for new option holders who are non-residents of Australia. This summary does not address every situation that may result in taxation to an Australian resident new option holder. This summary is not intended as a substitute for careful tax planning, and each Australian resident option holder is urged to consult with and rely on his or her own advisors with respect to the possible tax consequences of exercising his or her new options. This summary is based on the Australian Income Tax Assessment Acts 1936 and 1997 (Cth), as in effect as of the date hereof. This summary is subject to change at any time, possibly with retroactive effect.

Exchange of Tendered Options for New Options.

            The exchange of tendered options for new options will constitute the disposal of the tendered options (other than by exercise) in consideration for the new options. Accordingly, the exchange will have the tax consequences more fully set out in Section 14 and the normal tax consequences applicable to Option Plans will not apply to the new options.

Vesting of New Options.

            The vesting of new options will not be a taxable event.

Exercise of New Options.

            The exercise of new options will not be a taxable event. Further, you will obtain a capital gains tax ("CGT") cost base in the Ordinary Shares acquired upon exercise of the new options equal to the sum of the amount included in assessable income upon the exchange of tendered options for new options (see Section 14) and the exercise price of the new options.

Disposal of Ordinary Shares.

            Upon disposal of the Ordinary Shares acquired upon exercise of the new options, you will realize a capital gain equal to the difference between the disposal consideration and the CGT cost base of the Ordinary Shares. If you have held the Ordinary Share for less than 12 months following exercise of the new options, then the capital gain will be liable to CGT in full. If you have held the Ordinary Shares for at least 12 months following exercise of the new options, then only 50% of the capital gain will be liable to CGT. If the disposal consideration is less than the CGT cost base of the Ordinary Shares, then you will realize a capital loss equal to the difference. A capital loss may be used to offset capital gains realized in the same income year or carried forward to offset capital gains realized in a future income year.

Expiry of New Options.

            If your new options expire unexercised, then you will realize a capital loss equal to the CGT cost base of the new options in the income year of expiry. A capital loss may be used to offset capital gains realized in the same income year or carried forward to offset capital gains realized in a future income year.

No Withholding by Us.

            We will not withhold tax in respect of any capital gains. You are solely responsible for reporting any capital gains in your income tax return and remitting any tax payable to the Australian Taxation Office.

            Our statements in this offer to exchange concerning the Option Plans and the new options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, all provisions of the relevant Option Plans and the form of option agreement or certificate under the Option Plans. Please contact Fundtech Ltd., c/o Fundtech Corporation, 30 Montgomery Street, Suite 501, Jersey City, N.J. 07320, Attn:
Michael S. Hyman, General Counsel (fax: (201) 946-1685/phone: (201) 946-1100 Ext. 205), to receive a copy of the Option Plans and the form of option agreement or certificate thereunder. We will promptly furnish you copies of these documents at our expense.

9.    INFORMATION CONCERNING FUNDTECH.

            Our company's name is Fundtech Ltd., and we are incorporated under the laws of Israel. The address and telephone number of our principal executive offices are 12 Ha'hilazon Street, 5th Floor, Ramat-Gan, 52522, Israel (972) 3-575-2750. Our Ordinary Shares are listed on The Nasdaq National Market under the symbol "FNDT".

            We are a leading provider of global payments and cash management solutions enabling businesses through their banks to electronically manage cash, process payments and transfer funds. Our client-server and Internet software products and services automate the process of transferring funds among corporations, banks and clearance systems and enable businesses to manage global cash positions efficiently and in real time. Our solutions have been sold to more than 700 financial institutions around the globe.

            Our Annual Report on Form 10-K for the fiscal year ended December 31, 2001, filed with the U.S. Securities and Exchange Commission on April 1, 2002, is incorporated herein by reference and includes selected financial data on page 13, our discussion and analysis of financial condition and results of operations on pages 14 through 23, risk factors on page 9 and consolidated financial statements on pages F-1 through F-32. Our report on Form 6-K, filed with the U.S. Securities and Exchange Commission on April 30, 2002 is incorporated herein by reference and attaches Condensed Consolidated Balance Sheets and Consolidated Statements of Operations for the three months ended March 31, 2002. See Section 17 below for instructions on how you can obtain copies of these and our other reports filed with the U.S. Securities and Exchange Commission. A summary of our financial statements is attached to this offer as Schedule B.

10. INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS.

            A list of our directors and executive officers and each of their respective beneficial ownership of options to purchase Ordinary Shares under the Option Plans (which are subject to this tender officer) and under our Director Option Plan (which are not subject to this tender offer) is attached to this offer to exchange as Schedule A. As of May 31, 2002, our executive officers and directors (thirteen persons) as a group beneficially owned options outstanding under our Option Plans to purchase a total of 338,750 of our shares, which represented approximately 25% of the shares subject to all options outstanding under the Option Plans as of that date. Of the options held by our executive officers and directors as of May 31, 2002, our executive officers and directors as a group held outstanding options to purchase 238,750 Ordinary Shares under the Option Plans with exercise prices in excess of $3.96 (the last reported sale price of our Ordinary Shares on The Nasdaq National Market as of that date), which represented approximately 18% of the shares subject to all options outstanding under the Option Plans as of that date. The offer is not open to members of our Board of Directors.

            On May 22, 2002, Joseph P. Mazzetti exercised an option at an exercise price of $3.33 per share for 10,500 Ordinary Shares. In the sixty (60) days prior to May 31, 2002, no other executive officer or director engaged in any transactions involving our options.

            Except for ordinary course exercises of options by our employees who are not directors or executive officers and for the exercises listed in the previous paragraph, there have been no transactions involving options to purchase our Ordinary Shares or that were effected during the 60 days prior to June 10, 2002 by us or, to our knowledge, by any of our directors, executive officers, affiliates or subsidiaries. In addition, except as otherwise described above and other than outstanding options to purchase Ordinary Shares granted from time to time to certain employees (including officers) or directors pursuant to the Option Plans, neither we nor any person controlling us nor, to our knowledge, any of our directors or officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the offer with respect to any of our securities (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

11. STATUS OF OPTIONS ACQUIRED BY US IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER.

            Options we acquire pursuant to the offer will be cancelled, and the Ordinary Shares subject to those options will be returned to the pool of shares available for grants of new options, and issuances upon their exercise, under the Option Plans. To the extent these shares remain available after reservation for issuance upon exercise of the new options to be granted in connection with the offer, the shares will be available for future awards to employees and other eligible plan participants without further shareholder action, except as required by applicable law or the rules of The Nasdaq National Market or any other securities quotation system or any stock exchange on which our Ordinary Shares is then quoted or listed.

            We believe that we will not incur any compensation expense solely as a result of the transactions contemplated by the offer provided that: (1) we do not grant any new options until a business day that is at least six months and one day after the date that we accept and cancel options tendered for exchange and (2) the exercise price of all new options equals the market value of the Ordinary Shares on the date that we grant the new options.

            If we were to grant the new options on any date that is earlier than six months and one day after the date we cancelled the options accepted for exchange, we would be required for financial reporting purposes to treat the new options as variable awards. This means that we would be required to record the non-cash accounting impact of increases and decreases in the price of our Ordinary Shares on the new options as a compensation expense against our earnings. We would have to continue this variable accounting for the new options until they were exercised, forfeited or terminated. The higher the market value of our Ordinary Shares, the greater the compensation expense we would have to record. By deferring the grant of the new options for at least six months and one day after the date of cancellation of the old options and issuing the new options with an exercise price equal to the market value of the Ordinary Shares on the date of grant, we believe that we will not have to treat the new options as variable awards.

12.   LEGAL MATTERS; REGULATORY APPROVALS.

            This offer is subject to our obtaining an exemption relating to the issuance of the new options to eligible employees located in Israel under this offer, which is required under Section 15D of the Israeli Securities Act of 1968. We are in the process of applying for such exemption. Except for such exemption, we are not aware of any license or regulatory permits that appear to be material to our business that might be adversely affected by our exchange of options and issuance of new options as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We are unable to predict whether we may determine that we are required to delay the acceptance of options for exchange pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained without substantial conditions, or obtained at all. The failure to obtain any such approval or other action might result in adverse consequences to our business. Our obligation under the offer to accept tendered options for exchange and to issue new options for tendered options is subject to the conditions of the offer, including the conditions described in Section 6.

13.   MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF EXCHANGE OF OPTIONS.

            The discussion in this Section 13 is a general summary of the material U.S. federal income tax consequences of the exchange of options pursuant to the offer. This summary applies to you only if you are an individual who is a citizen or resident of the United States, including an individual who is a lawful permanent resident of the United States or who meets the "substantial presence" test under Section 7701(b) of the Internal Revenue Code. For a summary addressing general U.S. federal income tax implications of option grants and exercises under the Option Plans and the disposition of stock acquired upon such exercises, see Section 8 above. This Section 13 addresses only current U.S. federal income tax law, which is subject to change (possibly on a retroactive basis), and expressly does not discuss the income tax laws of any state, municipality, or non-U.S. taxing jurisdiction, or U.S. gift and estate tax laws. You should refer to Section 14 for a summary of certain tax consequences of the exchange for non-U.S. tax residents. The summary below does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Moreover, this summary is provided for general informational purposes only. WE ARE NOT IN A POSITION TO PROVIDE TAX ADVICE, AND WE STRONGLY RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR TO DETERMINE THE TAX CONSEQUENCES TO YOU OF THIS OFFER.

            We believe that the exchange of outstanding options for new options will be treated as non-taxable, and that option holders who exchange outstanding options for new options should not be required to recognize income for U.S. federal income tax purposes either at the time of the surrender of outstanding options or at the time of grant of the new options.

            Your new options will be granted as incentive stock options to the extent that they qualify as incentive stock options under the tax laws in effect on the date of grant of the new options, including the $100,000 limit discussed below. The holding period of each new incentive stock option will begin on the date the new incentive stock option is granted. New options will be treated as non-qualified options to the extent such new option exceeds the $100,000 limit discussed below.

            Under U.S. federal income tax law, no person may receive a number of incentive stock options that become exercisable for the first time in any calendar year which, when aggregated with all other incentive stock options first becoming exercisable in that calendar year, would permit the holder to purchase a number of shares of stock having a value (determined as of the date the option was granted) in excess of $100,000. New options you receive in exchange for outstanding options will be treated as newly granted options. Accordingly, for purposes of the $100,000 limit, each new option will be treated as first becoming exercisable in accordance with the vesting schedule of such new option.

            Options that you choose not to tender for exchange or that we do not accept for exchange will remain outstanding in accordance with their terms. You should consult your tax advisor prior to deciding whether to participate in the exchange to determine the tax status of options that remain outstanding and the tax consequences of exercising such options and disposing of shares received upon exercise (including the determination of the appropriate date at which the one-year and two-year holding periods discussed in Section 8 above should be treated as beginning in the case of options for which incentive stock option status is sought).

            The foregoing is a summary of material U.S. federal income tax considerations for option holders in connection with the exchange of outstanding options for new options. The summary, however, does not address every situation that may arise in connection with the outstanding options or the new options. For example, it does not deal with the tax implications arising from an optionee's death; nor does it discuss foreign, state or local income tax consequences. The summary is not intended as tax advice or as a substitute for careful tax planning, and each optionee is urged to consult with and rely on his or her own advisors with respect to the tax consequences (foreign, federal, state and local) of the retention of outstanding options, the exchange of outstanding options for new options, the exercise of new options and the disposition of shares acquired upon such exercise.

            WE ADVISE ALL OPTION HOLDERS TO CONSULT WITH THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES OF PARTICIPATING OR NOT PARTICIPATING IN THE OFFER TO EXCHANGE.

14.   TAX CONSEQUENCES FOR EMPLOYEES WHO ARE NON-U.S. TAX RESIDENTS.

            The discussion in this Section 14 is a general summary of material tax consequences of the exchange of options pursuant to the offer in certain foreign jurisdictions where employees are tax residents. You should refer to
Section 13 for a summary of material U.S. federal income tax consequences of the exchange. For a summary addressing general U.S. federal income tax implications of option grants and exercises under the Option Plans and the disposition of stock acquired upon such exercises, see Section 8 and 13 above. This Section 14 addresses only certain basic tax laws in Israel, the United Kingdom, Singapore and Australia, which are subject to change (possibly on a retroactive basis). This discussion expressly does not discuss the tax laws of any state or locality other than at the national level, nor any gift, estate or any other tax laws other than national tax laws that apply with respect to matters that would generally be subject to U.S. federal income tax laws if they were applicable to U.S. tax residents. The summary below does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.

Israel.

            The following is a general summary of the material Israel income tax consequences of the exchange of options pursuant to the offer. This discussion is based on the Income Tax Ordinance as of the date of the offer. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.

            We believe that eligible employees who are Israeli tax residents and who exchange outstanding options for new options should not be required to recognize income for Israeli income tax purposes at the time of the exchange and that the exchange will be treated as a non-taxable exchange. However, since we have not requested an advance ruling and we are not aware of any ruling or decision of any kind from any authority on this issue, it is possible that the Israeli tax authorities will treat this option exchange program differently.

Qualified Stock Options Granted Pursuant to Section 3(I) of the Israeli Tax Ordinance (Section 3(I)).

            The grant of an option under Section 3(I) does not give rise to income tax to the option holder at the time of grant. The exercise of options granted under Section 3(I) of the Tax Ordinance will subject the option holder to income tax at ordinary income tax rates at the time the option holder exercises the option.

            The amount of ordinary income recognized by the option holder is equal to the excess, if any, of the fair market value of the option shares at the time of exercise, over the amount paid for such shares. Such income, in the case of an option granted to an employee, is subject to wage withholding, social security and health insurance taxes.

            An option holder will have a tax basis in the shares purchased upon exercise of Section 3(I) options equal to the exercise price plus any income recognized upon the exercise of the option. Upon selling the shares, the option holder generally will recognize capital gain in an amount equal to the difference between the sale proceeds and the option holder's tax basis in the shares. If we qualify as an industrial company under the Law for the Encouragement of Industry (Taxes), 1969, which we believe we currently do, we assume that the selling of the shares at a stock exchange market will be tax exempt.

            The tax can be paid directly by the employee or via the employer. In cases that the withholding is done by the employer, then the employee is usually exempt from the submission of an annual tax report. However, if the employee had paid directly he will usually have to submit an annual tax report. As income resulting from Section 3(I) is regarded as salary income, social taxes must be imposed.

            The Israeli tax authorities, under certain circumstances and subject to conditions, may allow a company a deduction for income tax purposes with respect to income recognized by an option holder of Section 3(I) options.

Qualified Stock Options Granted Pursuant to Section 102 of the Income Tax Ordinance.

            Options under Section 102 of the Income Tax Ordinance can only be granted to our employees. A condition to be eligible for the benefits of Section 102 is that the options, and the shares issuable upon exercise thereof, be held by a trustee appointed for purposes of the stock option plan, generally not to be released from such trust for 24 months from the date the options were granted to the option holder.

            The grant of an option under Section 102 does not give rise to income tax liability on the part of the option holder at the time of the grant. Similarly, the exercise of a Section 102 option does not in itself give rise to income tax liability to the option holder at the time of exercise. Section 102 postpones the tax liability to the option holder which results from the exercise of options, until the time the shares acquired upon exercise of options are sold or released form the trust.

            Any gain recognized on the sale of the other disposition of the
Section 102 option shares will be capital gain, measured by the difference, if any, between the sale proceeds and the amount paid for the shares. If the option holder disposes of the option shares, or the trustee transfers the shares to the grantee, before the end of the required 24-month holding period, the grantee will recognize capital gain at the time of such disposition or transfer equal to the highest of three alternatives provided in the regulations under the Income Tax Ordinance as follows:

            (i) The amount of the tax exemption which the option holder was awarded at the date of the relevant issue, including interest and index adjustments for the period commencing on the date of the relevant issue and up to the date of payment;

            (ii) The amount of tax which was imposed on the sale of the shares in accordance with Section 102(c) of the Income Tax Ordinance, on the date of the above mentioned breach.

            (iii) In the event that the amount of tax to be paid by the option holder, in accordance with Section 102(c) of the Income Tax Ordinance, if the option holder's shares were sold by the trustee after the lapse of 2 years from the date of the grant, is higher than the tax which the option holder has paid under sub-sections (i) or (ii) above (when said amounts are adjusted as required by the tax authorities), the grantee shall pay the tax authorities the difference within 7 days after the lapse of the said 2 years.

            Upon the sale of Section 102 option shares or transfer thereof to the grantee, the trustee is required to withhold, and transfer to the Israeli tax authorities, an amount equal to 30% of the proceeds received by the grantee from the sale of the option shares. The grantee's remaining tax liability is required to be paid by the grantee at the time due for the payment of the grantee's taxes for the applicable tax year.

            A company is generally entitled to a deduction for Israeli income tax purposes with respect to Section 102 options, such deduction being recognized at such time as the grantee pays his or her tax liability to the Israeli tax authorities with respect to the grantee's options.

            WE RECOMMEND THAT ELIGIBLE EMPLOYEES WHO ARE TAX RESIDENTS OF ISRAEL CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES OF PARTICIPATING OR NOT PARTICIPATING IN THE OFFER TO EXCHANGE.

United Kingdom.

            For the purposes of United Kingdom Income Tax, Tax on Chargeable Gains ("CGT") and National Insurance Contributions ("NICs"), none of our stock option plans has been granted or otherwise currently qualifies for any approved status or exemption under the various provisions of UK tax legislation relating to stock options. However, our Board of Directors is currently investigating the possibility of establishing, either as a sub-plan to the 1999 Plan or as a separate stock option plan, a stock option plan approved by the United Kingdom Inland Revenue for the purposes of Schedule 9 Income and Corporation Taxes Act 1988 of the United Kingdom (respectively, "Schedule 9" and a "UK Approved Plan") with a view to option-holders who are resident or ordinarily resident in the UK being offered in exchange for their existing options pursuant to the option exchange program the subject of this document options under such UK Approved Plan to the maximum extent permitted by Schedule 9. The main limitations of
Schedule 9 are as follows (i) options granted under such plan would be limited to shares having an aggregate market value not exceeding (pound)30,000 at the date of grant; any options in excess of such limit would have to be granted under a separate unapproved scheme and (ii) in order to qualify for the tax benefits referred to below, such options would have to be exercised not earlier than 3 years from the date they were granted.

            On the basis that (i) the exercise price per share of all options outstanding under the Company's current stock option plans and of all new options proposed to be granted in exchange therefore in accordance with the proposals set out in this document was or (as the case may be) will be not less than the fair market value of the relevant share at the date of grant; (ii) such outstanding options and new options were not or will not be granted under a UK Approved Plan; (iii) the terms of all such options provide or will provide that they expire on the tenth anniversary of grant or earlier and (iv) the shares the subject of such options are of a class admitted to trading on NASDAQ, then (a) no charge to UK income tax, CGT or NICs should arise on the release of existing options or on the grant of new options in accordance with the terms of this offer; but (b) on the exercise of such existing or new options by option-holders resident or ordinarily resident in the United Kingdom, UK income tax and NICs (at rates respectively described below) would be chargeable on the amount by which the fair market value of each share acquired at the date of exercise exceeds the exercise price; (c) the company which employs such an option-holder is liable to account to the Inland Revenue for such income tax and NICs through the Pay as You Earn (PAYE) tax deduction system; and (d) on a sale of shares acquired upon such exercise, CGT would be chargeable on the amount by which the sale price exceeds the market value at date of exercise.

            However, if we were to establish a UK Approved Plan, then to the extent the new options were granted under such plan and exercised not earlier than 3 years from grant, no income tax or NICs would be chargeable on exercise. However, CGT would be chargeable on the sale of shares acquired on exercise on the amount by which sale proceeds exceeded the exercise price, subject to any available taper and other reliefs (see further below).

            The tax year in the United Kingdom runs from 6 April to 5 April in the following calendar year. The current rates of UK Income tax and CGT are 10% on the first (pound)1,920 of taxable income and chargeable gains, 23% on the next tranche of taxable income and chargeable gains up to (pound)29,900 and 40% on any excess over (pound)29,900. Taxable income is calculated after an annual personal tax free allowance of (pound)4,615 and certain other deductions; for CGT there is an annual exemption for individuals of up to (pound)7,700 of chargeable gains and in addition taper relief (which in certain circumstance can reduce the effective rate of tax to only 10%) may be available in respect of certain chargeable gains by reference to the length of the period of ownership of the asset prior to disposal. For this purpose, the period during which an option to acquire shares is held will generally not count towards the period of ownership of the shares acquired upon exercise of the option.

            NICs currently comprise separate contributions from employer and employee at different rates on earnings over the earnings threshold (currently approximately (pound)4,500 per annum) as follows: employer's NICs of 11.8% on all relevant earnings; and employee's NICs of 10% on the first approximately (pound)29,000 of relevant earnings (the "Earnings Cap"). This year's budget included proposals for a 1% increase in the rates of both employer and employee NICs to 12.8% and 11% respectively and also for additional employee's NICs at the rate of 1% on all earnings over the "earnings cap" , in each case with effect from April 2003.

            The foregoing is a summary of material United Kingdom tax considerations for option holders in connection with the exchange of outstanding options for new options. The summary, however, does not address every situation that may arise in connection with the outstanding options or the new options. For example, it does not deal with the tax implications arising from an optionee's death. The summary is not intended as tax advice or as a substitute for careful tax planning, and each optionee is urged to consult with and rely on his or her own advisors with respect to the tax consequences (foreign, federal, state and local) of the retention of outstanding options, the exchange of outstanding options for new options, the exercise of new options and the disposition of shares acquired upon such exercise.

            WE RECOMMEND THAT ELIGIBLE EMPLOYEES WHO ARE TAX RESIDENTS OF THE UNITED KINGDOM CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES OF PARTICIPATING OR NOT PARTICIPATING IN THE OFFER TO EXCHANGE.

Singapore.

            The following is a summary of certain Singapore income tax consequences for holders who are Singapore residents. The grant of stock options, including new options issued in connection with this offer, is not a taxable event. The exercise of options will subject the option holder to income tax at ordinary income tax rates for the amount by which the market value of the shares issuable upon exercise of the options at the time of exercise exceeds the exercise price. Gains from stock options are taxable as income for the year in which the options are exercised. Gains on sale of the option shares are usually considered capital in nature and are not taxable.

            W E RECOMMEND THAT ELIGIBLE EMPLOYEES WHO ARE TAX RESIDENTS OF SINGAPORE CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES OF PARTICIPATING OR NOT PARTICIPATING IN THE OFFER TO EXCHANGE.

Australia.

            The following is a summary of certain Australian income tax considerations for holders of tendered options who are Australian residents. This summary does not address the tax consequences for tendered option holders who are non-residents of Australia. This summary is not intended as a substitute for careful tax planning, and each Australian resident tendered option holder is urged to consult with and rely on his or her own advisors with respect to the possible tax consequences of exchanging tendered options for new options. This summary is based on the Australian Income Tax Assessment Acts 1936 and 1997
(Cth), as in effect as of the date hereof. This summary is subject to change at any time, possibly with retroactive effect.

Grant of Tendered Options.

            Upon the grant of your tendered options, you may have elected to include the discount in your assessable income for the income year of grant or done nothing and thereby deferred assessment of the discount until the income year of the cessation time. The tax consequences of exchanging your tendered options for new options will vary depending on whether you made the election or did nothing.

Election to be Assessed in the Income Year of Grant.

            If you made the election to include the discount in your assessable income for the income year of grant, then the capital gains tax ("CGT") cost base of your tendered options is the discount so included in your assessable income.

            The exchange of tendered options for new options will constitute a disposal of the tendered options in consideration for the new options. The disposal consideration will be the market value of the new options. On the basis that the new options will have an exercise price equal to the fair market value of an Ordinary Share on the date of grant and expire 10 years from the date of grant, the new options will have a market value equal to 18.4% of the aggregate exercise price of the new options applying a statutory formula.

            You will realize a capital gain equal to the difference between the disposal consideration and the CGT cost base of the tendered options. If you have held the tendered options for less than 12 months following grant, then the capital gain will be liable to CGT in full. If you have held the tendered options for at least 12 months following grant, then only 50% of the capital gain will be liable to CGT. If the disposal consideration is less than the CGT cost base of the tendered options, then you will realize a capital loss equal to the difference. A capital loss may be used to offset capital gains realized in the same income year or carried forward to offset capital gains realized in a future income year.

No Election to be Assessed in the Income Year of Grant.

            If you did not make the election to include the discount in your assessable income for the income year of grant, then the exchange of tendered options for new options will constitute a disposal of the tendered options (other than by exercise) and be the cessation time.

            You will derive assessable income equal to the market value of the new options. On the basis that the new options will have an exercise price equal to the fair market value of an Ordinary Share on the date of grant and expire 10 years from the date of grant, the new options will have a market value equal to 18.4% of the aggregate exercise price of the new options applying a statutory formula. The assessable income so derived will be liable to income tax at your marginal rate.

No Withholding by Us.

            We will not withhold tax in respect of any capital gains or assessable income. You are solely responsible for reporting any capital gains or assessable income in your income tax return and remitting any tax payable to the Australian Taxation Office.

            WE RECOMMEND THAT ELIGIBLE EMPLOYEES WHO ARE TAX RESIDENTS OF AUSTRALIA CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES OF PARTICIPATING OR NOT PARTICIPATING IN THE OFFER TO EXCHANGE.

15.   EXTENSION OF OFFER; TERMINATION; AMENDMENT.

            We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any event set forth in
Section 6 has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and thereby delay the acceptance for exchange of any options (which would also delay the cancellation of options and the grant of new options) by giving oral or written notice of such extension to the option holders by making a public announcement thereof.

            We also expressly reserve the right, in our reasonable judgment, to terminate or amend the offer prior to the expiration date and to postpone our acceptance and cancellation of any options tendered for exchange upon the occurrence of any of the conditions listed in Section 6, by giving written notice or notice via electronic mail of such termination or postponement to the eligible employees by making a public announcement thereof. Our reservation of the right to delay our acceptance and cancellation of options tendered for exchange is limited by Rule 13e-4(f)(5) promulgated under the Securities Exchange Act, which requires that we must pay the consideration offered or return the options tendered promptly after termination or withdrawal of a tender offer.

            Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any event set forth in
Section 6 has occurred or is deemed by us to have occurred, to amend the offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the offer to option holders or by decreasing or increasing the number of options being sought in the offer.

            Amendments to the offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be issued no later than 9:00 a.m., eastern time, on the next business day following the previously scheduled or announced expiration date. Any public announcement made pursuant to the offer will be disseminated promptly to eligible employees in a manner reasonably designated to inform eligible employees of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a press release to the Business Wire news service.

            If we materially change the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information. If we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of such action:

          o we increase or decrease the amount of consideration offered for the options;

          o we decrease the number of options eligible to be tendered in the offer; or

          o we increase the number of options eligible to be tendered in the offer by an amount that exceeds 2% of the options that are subject to the offer immediately prior to the increase.

            If the offer is scheduled to expire at any time earlier than the tenth business day following the date we publish notice or otherwise inform you in writing of the foregoing actions, then we will extend the offer so that the expiration date is no earlier than the tenth business day following the date we so publish notice or otherwise inform you in writing.

16.   FEES AND EXPENSES.

            We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of options pursuant to this offer to exchange.

17.   ADDITIONAL INFORMATION.

            This offer to exchange is part of a Schedule TO with respect to the offer, which we have filed with the U.S. Securities and Exchange Commission. This offer to exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials, which we have filed with the U.S. Securities and Exchange Commission, before making a decision on whether to tender your options:

                      1. our annual report on Form 10-K for our fiscal year
             ended December 31, 2001, filed with the U.S. Securities and Exchange Commission on April 1, 2002;

                      2. our report on Form 6-K, filed with the U.S. Securities
             and Exchange Commission on April 30, 2002; and

                      3. the description of our Ordinary Shares included in our
             registration statement on Form S-1, which was filed with the U.S. Securities and Exchange Commission on March 30, 1999, including any amendments or reports we filed or will file for the purpose of updating that description.

            The SEC File Number for these filings is M47095100. These filings and our other U.S. Securities and Exchange Commission filings may be examined, and copies may be obtained, at the following U.S. Securities and Exchange Commission public reference rooms:

    450 Fifth Street, N.W.           500 West Madison Street
         Room 1024                          Suite 1400
   Washington, DC 20549                 Chicago, IL 60661

            You may obtain information on the operation of the public reference rooms by calling the U.S. Securities and Exchange Commission at 1-800-SEC-0330.

            Our U.S. Securities and Exchange Commission filings are also available to the public on a web site maintained by the U.S. Securities and Exchange Commission at http://www.sec.gov.

            Our Ordinary Shares is quoted on The Nasdaq National Market under the symbol "FNDT," and our U.S. Securities and Exchange Commission filings can also be read at the following Nasdaq address:

                                Nasdaq Operations
                               1735 K Street, N.W.
                              Washington, DC 20006

            We will also provide without charge to each person to whom a copy of this offer to exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to our U.S. offices:

                                  Fundtech Ltd.
                            c/o Fundtech Corporation
                              30 Montgomery Street
                                    Suite 501
                              Jersey City, NJ 07302

or by telephoning us at (201) 946-1100 between the hours of 9:00 a.m. and 5:00 p.m., eastern time, or faxing us at (201) 946-1685.

            As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this offer to exchange, you should rely on the statements made in the most recent document.

            The information about Fundtech contained in this offer to exchange should be read together with the information contained in the documents to which we have referred you.

18.   MISCELLANEOUS.

            Statements included in this document may contain forward-looking statements. Such statements may relate, but are not limited, to projections of revenues, income or loss, capital expenditures, plans for growth and future operations, competition and regulation as well as assumptions relating to the foregoing. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted or quantified. When used in this document, the words "estimates", "expects", "anticipates", "believes", "plans", "intends" and variations of such words and similar expressions are intended to identify forward-looking statements that involve risks and uncertainties. Future events and actual results could differ materially from those set forth in, contemplated by or underlying the forward-looking statements. These factors that could cause actual results to differ materially from those suggested by any such statements. The documents filed by Fundtech with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K filed on April 1, 2002, discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward-looking statements. These risks include, but are not limited to, those discussed or identified from time to time in Fundtech's public filings, including general economic and market conditions, changes in regulations and taxes and changes in competition and pricing environments. Undue reliance should not be placed on these forward-looking statements, which are applicable only as of the date hereof. Except to the extent required by law, neither we, nor any of our respective agents, employees or advisors intends or has any duty or obligation to supplement, amend, update or revise any of the forward-looking statements contained or incorporated by reference in this document.

            We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will tenders be accepted from or on behalf of, the option holders residing in such jurisdiction.

            WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED LETTER OF TRANSMITTAL OR THE RELATED NOTICE TO WITHDRAW TENDER. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US. YOU SHOULD CONSULT WITH YOUR OWN TAX, LEGAL AND FINANCIAL ADVISORS REGARDING THE CONSEQUENCES OF YOUR DECISION ON WHETHER OR NOT TO PARTICIPATE IN THE OFFER AS WELL AS ANY DECISION TO EXERCISE YOUR OPTIONS OR TO DISPOSE OF THE SHARES ACQUIRED THROUGH SUCH EXERCISE.

Fundtech Ltd.                            June 10, 2002, amended on July 3, 2002

                                   SCHEDULE A

     INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF FUNDTECH

            The directors and executive officers of Fundtech Ltd., and their positions and offices, and their respective beneficial ownership of options to purchase Ordinary Shares as of May 15, 2002, are set forth in the following table:

                                                                     Percentage
                                                         Beneficial   of Option
                                                         Ownership     Shares
                                                        of Ordinary  Outstanding
                                                           Shares     Under the
                                                          Subject to   Option
       Name            Position and Offices Held           Options    Plans (1)
       ----            -------------------------        ------------ ---------

Reuven Ben Menachem    Chairman and Chief Executive        83,000(2)      4.5%
                       Officer

Yeoshua Agassi         Director                            18,000(3)      0.0%

George Lieberman       Director                            31,500(3)      0.0%

Rony Ross              Director                            15,000(3)      0.0%

Meir Shannie           Director                            18,000(3)      0.0%

Gil Weiser             Director                            27,000(3)      0.0%

Ben-Zion Zilberfarb    Director                            15,000(3)      0.0%

Yoram Bibring          Chief Financial Officer             50,000(4)      3.4%

Gil Gadot              Executive Vice President of         45,000(5)      3.1%
                       Technology, General Manager of
                       Israel Operations

Michael S. Hyman       Vice President, General Counsel     38,750(5)      2.7%
                       and Secretary

Joseph P. Mazzetti     President of Global Products        50,000(5)      3.4%
                       and Operations

Michael Sgroe          President of U.S. Products and      40,000(5)      2.7%
                       Operations

George M. Stetter      Executive Vice President and        50,000(4)      3.4%
                       Chief Marketing Officer

     (1) Percentage is the percentage of all options issued under the Option Plans. Options issued under the Fundtech Directors Option Plan (the "Director Plan"), which are not subject to this tender offer, are not included in the calculation.

     (2) Reuven Ben Menachem owns 65,000 options issued under the Option Plans; the remaining 18,000 options owned by Mr. Ben Menachem were issued under the Director Plan. Mr. Ben Menachem is not eligible to participate in this tender offer.

     (3) All options listed were issued under the Director Plan and are not subject to this tender offer.

     (4) All of the options owned by Yoram Bibring and George M. Stetter have an exercise price of less than $5.00 per share. As a result, Messrs. Bibring and Stetter are not eligible to participate in this tender offer.

     (5) All options listed were issued under the Option Plans and are subject to this tender offer.

            The address of each director and executive officer is c/o Fundtech Corporation, 30 Montgomery Street, Suite 501, Jersey City, NJ 07302.

                                   SCHEDULE B

                          SUMMARY FINANCIAL STATEMENTS

      The following tables set forth selected consolidated financial operating data for Fundtech Ltd.

      The selected historical statement of operations data for the years ended December 31, 1999, 2000 and 2001 and the selected historical balance sheet data as of December 31, 2001 have been derived from the audited consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2001. The summary consolidated financial data as of and for the three months ended March 31, 2002 and 2001 have been derived from our unaudited financial statements included in the press release attached to our report on Form 6-K filed with the Securities and Exchange Commission on April 30, 2002. Operating results for the three months ended March 31, 2002 are not necessarily indicative of the results that may be expected for the entire year.

       The information presented below should be read together with our consolidated financial statements and related notes. We have presented the following data in thousands, except share data and per share data.

CONSOLIDATED BALANCE SHEETS
------------------------------------------------------------------------------
(U.S. dollars in thousands)


                                                                 December 31,
                                                            --------------------
                                                               2000       2001
                                                            ---------   --------
ASSETS

CURRENT ASSETS:

Cash and cash equivalents                                    $ 18,116   $ 39,923
Short-term bank deposits                                        3,132       --
Marketable securities                                          42,067      5,462
Trade receivables (net of allowance for doubtful accounts
  of $1,315 and $5,005 at December 31, 2000 and 2001,
  respectively)                                                24,375     18,193
Other accounts receivable and prepaid expenses                  2,623      1,406
Inventories                                                        96         24
                                                             --------   --------

Total current assets                                           90,409     65,008
                                                             --------   --------
LONG-TERM INVESTMENTS:
Severance pay fund                                                343        413
Long-term trade receivables (net of allowance for
  doubtful accounts of $0 and $961 at December 31, 2000
  and 2001, respectively)                                       3,673      2,679
Lease deposits                                                    476        607
                                                             --------   --------
Total long-term investments                                     4,492      3,699
                                                             --------   --------

PROPERTY AND EQUIPMENT, NET                                    11,038      9,276
                                                             --------   --------

OTHER ASSETS, NET                                              20,933     24,073
                                                             --------   --------

                                                             $126,872   $102,056
                                                             ========   ========

CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------
(U.S. dollars in thousands, except share data and per share data)


                                                                 December 31,
                                                           ---------------------
                                                              2000        2001
                                                           ----------   --------
LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:

Trade payables                                              $   3,090    $   2,254
Deferred revenues                                                 537        1,389
Accrued non recurring expenses                                   --            634
Employees and payroll accruals                                  1,489        2,393
Other accounts payable and accrued expenses                     1,453        3,132
                                                            ---------    ---------
Total current liabilities                                       6,569        9,802
                                                            ---------    ---------

LONG-TERM LIABILITIES:
Accrued severance pay                                             462          506
Accrued non recurring expenses                                   --            528
Other long-term liabilities                                       127         --
                                                            ---------    ---------
Total long-term liabilities                                       589        1,034
                                                            ---------    ---------

Total liabilities                                               7,158       10,836
                                                            ---------    ---------

COMMITMENTS AND CONTINGENT LIABILITIES

SHAREHOLDERS' EQUITY:
Share capital:
Ordinary shares of NIS 0.01 par value:
   Authorized: 19,949,998 shares as of December 31, 2000
   and 2001;
   Issued and outstanding:  14,184,474 and 14,278,096
   shares at  December 31, 2000 and 2001, respectively             42           43
Deferred shares of NIS 0.01 par value: Authorized, issued
and outstanding: 50,002 shares at December 31, 2000 and 2001  *)   --    *)     --
Additional paid-in capital                                    139,420      139,708
Deferred stock compensation                                       (32)        --
Accumulated other comprehensive loss                           (3,951)      (1,140)
Accumulated deficit                                           (15,765)     (47,391)
                                                            ---------    ---------
Total shareholders' equity                                    119,714       91,220
                                                            ---------    ---------

                                                            $ 126,872    $ 102,056
                                                            =========    =========

*) Represents an amount lower than $1.

CONSOLIDATED STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------
(U.S. dollars in thousands, except per share data)


                                                                 Year ended December 31,
                                                         ----------------------------------------
                                                           1999            2000           2001
                                                         --------        --------       --------
Revenues:

Software license fees                                    $ 17,667        $ 28,492       $ 17,067
Maintenance and services fees                              12,531          17,351         26,248
Hardware sales                                              1,493           1,437            842
                                                         --------        --------       --------
Total revenues                                             31,691          47,280         44,157
                                                         --------        --------       --------

Cost of revenues:

Software license costs                                        559             252            896
Maintenance and services costs                              8,051          12,292         18,316
Hardware costs                                              1,132           1,131            686
                                                         --------        --------       --------
Total cost of revenues                                      9,742          13,675         19,898
                                                         --------        --------       --------

Gross profit                                               21,949          33,605         24,259
                                                         --------        --------       --------

Operating expenses:

Software development                                       12,880          17,747         19,185
Selling and marketing, net                                  6,464           9,637         10,325
General and administrative                                  3,737           6,207          9,328
Amortization of acquisition, related
    goodwill and other intangible assets                    1,275           2,462          2,525
Provision for doubtful accounts                               258             717          5,966
Non recurring expenses                                       --              --            4,073
In-process research and development write-off               2,802            --             --
                                                         --------        --------       --------

Total operating expenses                                   27,416          36,770         51,402
                                                         --------        --------       --------

Operating loss                                             (5,467)         (3,165)       (27,143)
Impairment and realized losses on available
    for sale marketable securities                           --              --           (7,826)
Financial income, net                                       3,756           5,542          3,343
                                                         --------        --------       --------

Net income (loss)                                        $ (1,711)       $  2,377       $(31,626)
                                                         ========        ========       ========

Basic net earnings (loss) per share                      $  (0.13)       $   0.17       $  (2.22)
                                                         ========        ========       ========

Diluted net earnings (loss) per share                    $  (0.13)       $   0.16       $  (2.22)
                                                         ========        ========       ========

CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------
(U.S. dollars in thousands)


                                                      December      March 31,
                                                      31, 2001       2002
                                                     ------------------------
                                                            (Unaudited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents                             $ 39,923     $ 43,982
Marketable securities                                    5,462        4,317
Trade receivables, net                                  18,193       19,018
Other accounts receivable and prepaid expenses           1,406        1,551
Inventories                                                 24           21
                                                      --------     --------
Total current assets                                    65,008       68,889

Long-term trade receivables, net                         2,679        2,395
Long term lease deposits                                   607          680
Property and equipment, net                              9,276        8,745
Goodwill, net                                           10,523       10,589
Other assets, net                                       13,550       13,166
                                                      --------     --------

Total Assets                                          $101,643     $104,464
                                                      ========     ========


Note: Certain prior period amounts have been reclassified to conform to current year presentation.

CONSOLIDATED BALANCE SHEETS
-------------------------------------------------------------------------------
(U.S. dollars in thousands, except share data and per share data)


                                                       December 31,   March 31,
                                                          2001          2002
                                                      -------------  ----------
                                                              (Unaudited)
LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Trade payables                                         $   2,254      $     733
Deferred revenues                                          1,389          9,742
Accrued non-recurring expenses                               634            460
Employees and payroll accruals                             2,393          1,821
Other accounts payable and accrued expenses                3,132          3,950
                                                       ---------      ---------
Total current liabilities                                  9,802         16,706

Accrued severance pay                                         93             86
Accrued non-recurring expenses                               528            453
                                                       ---------      ---------
Total liabilities                                         10,423         17,245
                                                       ---------      ---------

SHAREHOLDERS' EQUITY
Share capital                                                 43             43
Additional paid-in capital                               139,708        139,710
Accumulated other comprehensive loss                      (1,140)        (1,255)
Accumulated deficit                                      (47,391)       (51,279)
                                                       ---------      ---------

Total shareholders' equity                                91,220         87,219
                                                       ---------      ---------

Total liabilities and shareholders' equity             $ 101,643      $ 104,464
                                                       =========      =========


Note: Certain prior period amounts have been reclassified to conform to current year presentation.

CONSOLIDATED STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------
(U.S. dollars in thousands, except share per share data)

                                                         Three Months Ended
                                                             March 31,
                                                   ----------------------------
                                                      2001             2002
                                                   -----------     ------------
                                                             (Unaudited)

REVENUES
Software license fees                              $      6,776    $      2,498
Maintenance and services fees                             6,284           6,453
Hardware sales                                               87             222
                                                   ------------    ------------

   Total revenues                                        13,147           9,173
                                                   ------------    ------------

Cost of revenues:
Software license costs                                      324             246
Maintenance and services costs                            4,896           3,980
Hardware costs                                               69             187
                                                   ------------    ------------

   Total cost of revenues                                 5,289           4,413
                                                   ------------    ------------

Gross profit                                              7,858           4,760
                                                   ------------    ------------

Operating expenses:
Software development                                      4,251           4,285
Selling and marketing, net                                2,666           2,305
Amortization of acquisition-related goodwill                417            --
Amortization of other intangible assets                     215             221
General and administrative                                2,106           2,043
                                                   ------------    ------------

   Total operating expenses                               9,655           8,854
                                                   ------------    ------------

Operating income  (loss)                                 (1,797)         (4,094)

Financial income, net                                     1,168             206
                                                   ------------    ------------

Net Income (loss)                                  $       (629)   $     (3,888)
                                                   ============    ============

Net income (loss) per share:
Net income (loss) used in computing                $       (629)   $     (3,888)

Basic income (loss) per share                      $       (0.0)   $      (0.27)

Diluted income (loss) per share                    $      (0.04)   $      (0.27)

Shares used in computing:
Basic income (loss) per share                        14,185,593      14,278,279
Diluted income (loss) per share                      14,185,593      14,278,279


Note: Certain prior period amounts have been reclassified to conform to current year presentation.

                            AMENDED OFFER TO EXCHANGE
                           CERTAIN OUTSTANDING OPTIONS
     UNDER THE FUNDTECH LTD. STOCK OPTION PLANS TO PURCHASE ORDINARY SHARES
                            HELD BY CERTAIN EMPLOYEES
                     FOR NEW OPTIONS UNDER THE FUNDTECH LTD.
                                  OPTION PLANS

      Any questions or requests for assistance or additional copies of any documents referred to in the offer to exchange may be directed to Fundtech Ltd., c/o Fundtech Corporation, 30 Montgomery Street, Suite 501, Jersey City, N.J. 07320, Attn: Michael S. Hyman, General Counsel (fax: (201)
946-1685/phone: (201) 946-1100 Ext. 205).

                                  June 10, 2002
                             (amended July 3, 2002)